Use these links to rapidly review the document
TABLE OF CONTENTS

Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of

BARNES & NOBLE, INC.

at
$6.50 NET PER SHARE
by

CHAPTERS MERGER SUB INC.
(Offeror)
a wholly owned subsidiary of

CHAPTERS HOLDCO INC.
(Parent)

ELLIOTT ASSOCIATES, L.P.
ELLIOTT INTERNATIONAL, L.P.
(Other Persons)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 6, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Chapters Merger Sub Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Chapters Holdco Inc., a Delaware corporation ("Parent"), which is controlled by Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership, is offering to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Barnes & Noble, Inc., a Delaware corporation ("Barnes & Noble" or the "Company"), at a purchase price of $6.50 per Share (the "Offer Price"), net to the holder thereof in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal", which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the "Offer"). On June 7, 2019, Barnes & Noble declared a $0.15 per Share cash dividend with respect to the first quarter of fiscal year 2020. The dividend will be paid on August 2, 2019, to all stockholders of record as of July 5, 2019, regardless of whether or when their Shares are tendered or purchased pursuant to the Offer.

        The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 24, 2019, by and among Parent, the Offeror and Barnes & Noble (as it may be further amended and supplemented from time to time, the "Merger Agreement"), which amended and restated in its entirety the Agreement and Plan of Merger, dated as of June 6, 2019, by and among Parent, the Offeror and Barnes & Noble (the "Original Merger Agreement"), pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Barnes & Noble (the "Merger"), with Barnes & Noble continuing as the surviving corporation (the "Surviving Corporation") in the Merger as a wholly owned subsidiary of Parent. At the Effective Time (as defined in "Introduction" below), each issued and outstanding Share (other than (i) Shares owned by Barnes & Noble or any of its subsidiaries (including Shares held as treasury stock), or owned by Parent or any of its subsidiaries, including the Offeror (including any Shares acquired by the Offeror in the Offer), in each case, immediately prior to the

Effective Time and (ii) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable withholding taxes and without interest. As a result of the Merger, the Shares will cease to be publicly traded, and Barnes & Noble will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—"Sources and Amount of Funds" below), are collectively referred to in this Offer to Purchase as the "Transactions".

        A special committee (the "Special Committee") of the board of directors of Barnes & Noble (the "Barnes & Noble Board") has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the Barnes & Noble Board adopt resolutions approving, declaring advisable and adopting the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        The Barnes & Noble Board, based in part on the recommendation of the Special Committee, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Barnes & Noble's stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror in the Offer (such recommendation, the "Barnes & Noble Board Recommendation").

        The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, the Offeror and any other affiliate of Parent of one share more than 50% of the then outstanding Shares, and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of Barnes & Noble's stockholders will be required to adopt the Merger Agreement or consummate the Merger. Subject to the acquisition by Parent, the Offeror and any other affiliate of Parent of the requisite number of Shares to satisfy the foregoing ownership requirement, Parent and the Offeror do not foresee any event, condition or circumstance that would prevent them from consummating the Merger pursuant to Section 251(h) of the DGCL following consummation of the Offer.

        On June 6, 2019, each of Leonard Riggio, the founder and chairman of the Barnes & Noble Board, Louise Riggio, LRBKS Holdings, Inc. and The Riggio Foundation (collectively, the "Riggio Stockholders"), entered into a Voting and Support Agreement with Barnes & Noble (as to Sections 7 and 9 through 19 only), and Parent, which was subsequently amended and restated in its entirety by the Amended and Restated Voting and Support Agreement, dated as of June 24, 2019, by and among the Riggio Stockholders, Barnes & Noble (as to Sections 7 and 9 through 19 only), and Parent (as it may be further amended or supplemented from time to time, the "Support Agreement"), pursuant to which the Riggio Stockholders agreed to tender all Shares then-owned or thereafter acquired by them in the Offer, subject to the terms and conditions set forth therein. As of July 8, 2019, the Riggio Stockholders held approximately 19.2% of the Shares then outstanding. The Support Agreement is filed as Exhibit (d)(4) to the Schedule TO filed by the Offeror on July 9, 2019.

        The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Shares validly tendered pursuant to the Offer is conditioned upon, among other things: (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" by the "depository," as such terms are defined by Section 251(h)(6) of the DGCL), together with the Shares then owned by the Offeror and its affiliates, representing at least one Share more than

50% of the then outstanding Shares; (b) the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (c) the absence of any law, order or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or governmental authority that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger; (d) the accuracy of Barnes & Noble's representations and warranties contained in the Merger Agreement (subject to certain qualifications); (e) Barnes & Noble's performance or compliance, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Offer Acceptance Time (as defined in "Introduction" below); (f) since the date of the Original Merger Agreement, no event, change, effect, development, condition or occurrence having occurred or be continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents" below); (g) the receipt by Parent and the Offeror of a certificate of an executive officer of Barnes & Noble as to the satisfaction of the conditions referred to in clauses (d), (e) and (f) above; and (h) the Merger Agreement not having been terminated in accordance with its terms. The Offer is also subject to certain other terms and conditions. See Section 13—"Conditions of the Offer."

        A summary of the principal terms of the Offer appears under the heading "Summary Term Sheet." You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (888) 785-6709

Email: info@okapipartners.com

July 9, 2019

 IMPORTANT

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—"Procedures for Tendering Shares" below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.

        If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to Computershare Trust Company, N.A. (the "Depositary and Paying Agent") by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

        Questions and requests for assistance may be directed to Okapi Partners LLC, the "Information Agent" for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

        Neither the SEC nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

* * *

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule TO. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Barnes & Noble (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by Barnes & Noble or has been taken from, or is based upon, publicly available documents or records of Barnes & Noble on file with the U.S. Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer (as defined in the "Introduction" to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any of the statements contained herein relating to Barnes & Noble provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are untrue or incomplete in any material respect. Following the Summary Term Sheet are some questions you, as a stockholder of Barnes & Noble, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. References to "we," "us," or "our," unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the "Shares") of common stock, par value $0.001 per share, of Barnes & Noble, Inc., a Delaware corporation ("Barnes & Noble").
Price Offered Per Share	$6.50 per share (the "Offer Price"), net to the holder thereof in cash, net of applicable withholding taxes and without interest.
Scheduled Expiration Time	5:00 p.m., Eastern Time, on August 6, 2019, unless the Offer is extended or earlier terminated.
Offeror

Chapters Merger Sub Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Chapters Holdco Inc., a Delaware corporation ("Parent"). Parent and the Offeror are controlled by Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (collectively, the "Sponsors").

Support Agreement

On June 6, 2019, each of Leonard Riggio, the founder and chairman of the board of directors of Barnes & Noble, Louise Riggio, LRBKS Holdings, Inc. and The Riggio Foundation (collectively, the "Riggio Stockholders"), entered into a Voting and Support Agreement with Barnes & Noble (as to Sections 7 and 9 through 19 only) and Parent, which was subsequently amended and restated in its entirety by the Amended and Restated Voting and Support Agreement, dated as of June 24, 2019, by and among the Riggio Stockholders, the Company (as to Sections 7 and 9 through 19 only) and Parent (as it may be further amended or supplemented from time to time, the "Support Agreement"), pursuant to which the Riggio Stockholders agreed to tender all Shares then-owned or thereafter acquired by them in the Offer, subject to the terms and conditions set forth therein. As of July 8, 2019, the Riggio Stockholders held approximately 19.2% of the Shares then outstanding. The Support Agreement will terminate upon certain circumstances, including termination of the Merger Agreement.

Who is offering to buy my securities?

        The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which the Offeror will be merged with and into Barnes & Noble (the "Merger"), with Barnes & Noble continuing as the surviving corporation (the "Surviving Corporation") in the Merger as a wholly owned subsidiary of Parent, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 24, 2019, by and among Parent, the Offeror and Barnes & Noble (as it may be further amended and supplemented from time to time, the "Merger Agreement"), which amended and restated in its entirety the Agreement and Plan of Merger, dated as of June 6, 2019, by and among Parent, the Offeror and Barnes & Noble (the "Original Merger Agreement"). The Offeror is a wholly owned subsidiary of Parent, and Parent and the Offeror are controlled by the Sponsors. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning the Offeror, Parent and the Sponsors." The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—"Sources and Amount of Funds" of this Offer to Purchase) are collectively referred to in this Offer to Purchase as the "Transactions."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Shares. See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay for my securities, and what is the form of payment?

        We are offering to pay $6.50 per Share, net to you in cash, net of applicable withholding taxes and without interest. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in "book-entry" form in your name with Barnes & Noble's transfer agent) and you directly tender your Shares to Computershare Trust Company, N.A. (the "Depositary and Paying Agent") in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction." See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Will you have the financial resources to make payment?

        Yes. Consummation of the Offer (the "Offer Closing") is not subject to any financing condition. The total amount of funds required by Parent and the Offeror to consummate the Offer and to provide funding for the Merger is approximately $745 million, plus related fees and expenses. Parent and the Offeror expect to fund such cash requirements from the proceeds from (1) debt facilities contemplated by a debt commitment letter, dated June 6, 2019, that the Offeror has received in connection with the execution of the Original Merger Agreement (the "Debt Commitment Letter"), which provides for (i) a commitment from certain lenders to provide a $700.0 million asset-based revolving credit and (ii) a commitment from certain lenders to provide a $125.0 million "first-in, last-out" asset-based revolving credit facility, in each case, for the purpose of financing the Transactions and paying transaction-related fees and expenses and refinancing certain of Barnes & Noble's existing indebtedness, among other things and (2) an equity investment contemplated pursuant to an equity commitment letter, dated June 6, 2019, that Parent entered into in connection with the execution of the Original Merger Agreement, which was subsequently amended and restated in its entirety as of June 24, 2019 in connection with the execution of the Merger Agreement (the "Equity Commitment Letter") which provides for up to $265 million in aggregate of equity financing and (3) Barnes & Noble's available cash following the Merger. Funding of the debt facilities contemplated by the Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents" and Section 12—"Sources and Amount of Funds" of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

        No. We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time (as defined below), will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than (i) Shares owned by Barnes & Noble or any of its subsidiaries (including Shares held as treasury stock) or owned by Parent or any of its subsidiaries, including the Offeror (including any Shares acquired by the Offeror in the Offer), in each case, immediately prior to the Effective Time (as defined in "Introduction" below) (collectively, the "Excluded Shares") and (ii) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL")) for cash at the same price per share in the Merger as the Offer Price and (e) we have all financial resources, including committed debt and equity financing sufficient to finance the Offer and the Merger. See Section 12—"Sources and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" by the "depository," as such terms are defined by Section 251(h)(6) of the DGCL), together with the Shares then owned by the Offeror or its affiliates, representing at least one Share more than 50% of the then outstanding Shares (the "Minimum Condition");

  •
  the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

  •
  the absence of any law, order or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any court other governmental authority that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger;

  •
  (i) the representations and warranties of Barnes & Noble contained in Section 3.1 (Organization; Standing and Power), Section 3.2 (Capitalization of the Company), Section 3.4 (Authorization), Section 3.8(a) (Absence of Certain Changes), Section 3.17 (Anti-takeover Statutes) and Section 3.19 (Brokers) of the Merger Agreement having been and being true and correct in all respects as of the date they were made in the Merger Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty must be true and correct in all respects as of such earlier date), except where the failure of the representations and warranties contained in Section 3.2 of the Merger Agreement not to be true and correct would be de minimis and would not have any effect on Barnes & Noble's ability to consummate the transactions contemplated by the Merger Agreement; and (ii) the other representations and warranties of Barnes & Noble contained in the Merger Agreement having been and being true and correct in all respects as of the date they were made in the Merger Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties must be true and correct in all respects as of such earlier date, and, in the case of the representations and warranties identified in this clause (ii), interpreted without giving effect to any Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents" below) or materiality qualifications), except where all failures of the representations and warranties identified in this clause (ii) to not be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect (collectively, the "Representations Condition");

  •
  Barnes & Noble's performance or compliance, in all material respects, with its covenants and agreements contained in the Merger Agreement and required to be performed or complied with by it at or prior to the Offer Acceptance Time (the "Covenants Condition");

  •
  since the date of the Original Merger Agreement, no event, change, effect, development, condition or occurrence having occurred or be continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (the "MAE Condition");

  •
  the receipt by Parent and the Offeror of a certificate of an executive officer of Barnes & Noble as to the satisfaction of the Representations Conditions, the Covenants Condition and the MAE Condition; and

  •
  the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition").

        According to the Merger Agreement, as of the close of business on June 5, 2019, the authorized capital stock of Barnes & Noble consisted of (a) 300,000,000 Shares, of which 73,206,809 Shares (including 169,899 Company Restricted Shares (as defined below)) were outstanding as of such date, (b) 5,000,000 shares of Barnes & Noble Preferred Stock, of which no shares were outstanding as of such date, and (c) 2,135,196 Shares reserved for issuance pursuant to outstanding unexercised options and unvested restricted stock units, in each case issued pursuant to Barnes & Noble's Amended and Restated 2009 Incentive Plan (the "Company Equity Plan").

        Assuming no additional Shares were issued after June 5, 2019, based on the Shares outstanding as of June 5, 2019, the aggregate number of Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition is 36,603,405 Shares, which represents one Share more than 50% of the Shares outstanding as of June 5, 2019.

        We can waive some of the conditions of the Offer without the consent of Barnes & Noble. We cannot, however, waive the Minimum Condition or the Termination Condition.

        See Section 13—"Conditions of the Offer."

Is there an agreement governing the Offer?

        Yes. Parent, the Offeror and Barnes & Noble have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents."

What does the Special Committee and the Barnes & Noble Board think about the Offer?

        A special committee (the "Special Committee") of the board of directors of Barnes & Noble (the "Barnes & Noble Board") has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the Barnes & Noble Board adopt resolutions approving, declaring advisable and adopting the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        The Barnes & Noble Board, based in part on the recommendation of the Special Committee, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Barnes & Noble's stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror in the Offer (such recommendation, the "Barnes & Noble Board Recommendation").

        For the reasons described in the Schedule 14D-9 filed with the SEC in connection with the Offer ("Schedule 14D-9"), the Barnes & Noble Board unanimously recommends that Barnes & Noble's stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror pursuant to the Offer. A more complete description of the Barnes & Noble Board's reasons for authorizing and approving the Transactions are set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Barnes & Noble's stockholders concurrently herewith.

Has the Special Committee or the Barnes & Noble Board received a fairness opinion in connection with the Offer and the Merger?

        Yes. Evercore Group L.L.C. ("Evercore"), the financial advisor to the Special Committee, and Guggenheim Securities, LLC, the financial advisor to the Barnes & Noble Board ("Guggenheim Securities" and together with Evercore, the "Financial Advisors"), delivered oral opinions to the

Special Committee and the Barnes & Noble Board, respectively, on June 6, 2019, and each subsequently confirmed by delivery of a written opinion, that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of such date, the Merger Consideration (as defined in the Original Merger Agreement) to be received by the holders of Shares in the Merger was fair, from a financial point of view, to such holders. The Evercore and Guggenheim Securities fairness opinions were delivered in connection with the Original Merger Agreement and therefore reference the Merger Consideration, which is the same as the Offer Price under the Merger Agreement. The full text of the written opinions of Evercore and Guggenheim Securities, which describe the matters considered, the procedures followed, the assumptions made, and the various limitations of and qualifications to the review undertaken by each of them in preparing their respective opinions, are annexed to the Schedule 14D-9. Stockholders are urged to read the full text of those opinions carefully and in their entirety.

How long do I have to decide whether to tender in the Offer?

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term "Expiration Time" means 5:00 p.m., Eastern Time, on August 6, 2019 (the date that is 21 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Offer), unless the Offeror has extended the Offer, in which event the term "Expiration Time" means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution") may guarantee that the missing items will be received by the Depositary and Paying Agent within two trading days of the New York Stock Exchange (the "NYSE"). For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares."

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Offer may be extended from time to time as follows:

  •
  if, at the then-scheduled Expiration Time, any of the Offer Conditions (as defined under Section 1—"Terms of the Offer" below) (other than the Minimum Condition and other than any conditions that by their nature are to be satisfied or waived at the Offer Acceptance Time (provided such conditions would be capable of being satisfied or validly waived were the Offer Acceptance Time to occur at such time)) has not been satisfied or waived, the Offeror is required to, and Parent is required to cause the Offeror to, extend the Offer on one or more occasions in consecutive periods of five business days each (or if the day immediately following the last business day of any such five-business day period is not a business day, in the Offeror's sole discretion, a longer period extending to the next business day following the last business day of such five-business day period), or such other duration as Parent and Barnes & Noble may agree, but not beyond November 15, 2019 (the "Termination Date"), in order to permit the satisfaction of such Offer Conditions;

  •
  if, at the then-scheduled Expiration Time, each of the Offer Conditions (other than the Minimum Condition and other than any conditions that by their nature are to be satisfied or waived at the Offer Acceptance Time (provided such conditions would be capable of being satisfied or validly waived were the Offer Acceptance Time to occur at such time)) has been satisfied or waived but the Minimum Condition has not been satisfied, (i) until September 20, 2019 (the date that is 45 calendar days following the initial Expiration Time (not taking into account any extensions of the Offer)), the Offeror is required to, and (ii) thereafter, the Offeror may, and Parent may cause the Offeror to, extend the Offer on one or more occasions in consecutive periods of five business days each (or if the day immediately following the last business day of such five-business day period is not a business day, in the Offeror's sole discretion, a longer period extending to the next business day following the last business day of such five-business day period), or such other duration as Parent and Barnes & Noble may agree, in order to permit the satisfaction of the Minimum Condition;

  •
  the Offeror is required to, and Parent is required to cause the Offeror to, extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or its staff or the NYSE; and

  •
  if, at the then-scheduled Expiration Time, Barnes & Noble brings or has brought any legal action to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, the Offer will be extended for the period during which such action is pending or by such other time period established by the governmental authority presiding over such action, but not beyond the Termination Date.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.

Have any stockholders already agreed to tender their Shares in the Offer?

        Yes. The Riggio Stockholders have entered into the Support Agreement with Barnes & Noble (as to Sections 7 and 9 through 19 only) and Parent, pursuant to which the Riggio Stockholders have agreed to tender all Shares owned by them as of June 24, 2019 or thereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of July 8, 2019, the Riggio Stockholders held approximately 19.2% of the Shares. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement. The Support Agreement is filed as Exhibit (d)(4) to the Schedule TO filed by the Offeror on July 9, 2019. Other than the foregoing, no other stockholders have explicitly agreed to tender their Shares in the Offer.

How do I tender my Shares?

        If you wish to accept the Offer and:

  •
  you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in "book entry" form in your name with Barnes & Noble's transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain two additional trading days of the NYSE to tender your Shares using the enclosed Notice of Guaranteed Delivery.

        See the Letter of Transmittal and Section 3—"Procedures for Tendering Shares" for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

        Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after September 7, 2019, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per

Share as if you had tendered your Shares pursuant to the Offer, net of applicable withholding taxes and without interest.

        Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

Will there be a subsequent offering period?

        No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the Offer Closing without a subsequent offering period.

Do I have to vote to approve the Merger?

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Barnes & Noble will be required in connection with the Merger. Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Barnes & Noble). See Section 7—"Certain Effects of the Offer."

Are appraisal rights available in either the Offer or the Merger?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under Section 262 of the DGCL. See Section 16—"Appraisal Rights."

If the Offer is completed, will Barnes & Noble continue as a public company?

        No. Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer. No stockholder vote by the stockholders of Barnes & Noble will be required in connection with the consummation of the Merger. If the Merger occurs, Barnes & Noble will no longer be publicly owned, registration of Barnes & Noble under the Exchange Act will be terminated, and the Shares will cease to be listed on the NYSE. Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Barnes & Noble).

What is the market value of my Shares as of a recent date?

        The Offer Price of $6.50 per Share represents a premium of approximately 43% over the 10-day volume weighted average closing price ended on June 5, 2019, the last full trading day prior to press speculation regarding a sale, as further described in Section 10—"Background of the Offer; Contacts with Barnes & Noble". The Offer Price of $6.50 per Share represents a premium of approximately 9.1% over the closing price of the Shares on June 6, 2019 (the last trading day before public announcement of the Original Merger Agreement). On July 8, 2019, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NYSE was $6.57 per Share.

        We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

Will I be paid a dividend on my Shares during the pendency of the Offer?

        On June 7, 2019, Barnes & Noble declared a $0.15 per Share cash dividend with respect to the first quarter of fiscal year 2020. The dividend will be paid on August 2, 2019, to all stockholders of record as of July 5, 2019, regardless of whether or when their Shares are tendered or purchased pursuant to the Offer. Under the terms of the Merger Agreement, Barnes & Noble is permitted to pay such dividend, but may not, without the prior written consent of Parent, declare, set aside, make or pay any other dividend or make any other distribution in respect of any shares of its capital stock other than certain intercompany dividends and distributions. See Section 6—"Price Range of Shares; Dividends," Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents—The Merger Agreement—Covenants" and Section 14—"Dividends and Distributions."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer, as set forth in Section 13—"Conditions of the Offer," are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $6.50, net of applicable withholding taxes and without interest, promptly following the Expiration Time. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What are the U.S. federal income tax consequences of participating in the Offer or the Merger?

        A U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") that disposes of Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively.

        A Non-U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") generally will not be subject to U.S. federal income tax on gain recognized on the disposition of Shares pursuant to the Offer or the Merger; unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the disposition or (c) Barnes & Noble is, or has been at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder's holding period for its Shares, a "United States real property holding corporation" (within the meaning of Section 897 of Internal Revenue Code of 1986, as amended (the "Code")) and, if the Shares are "regularly traded on an established securities market" for U.S. federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares.

        Barnes & Noble's stockholders are urged to read carefully Section 5—"Certain U.S. Federal Income Tax Consequences" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5—"Certain U.S. Federal Income Tax Consequences."

What will happen to my stock options in the Offer and the Merger?

        Options to purchase Shares (each, a "Company Option") are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, as of the Effective Time, each then-outstanding Company Option (whether or not vested or exercisable and automatically without any further action required of the holder of any such Option) will be canceled and the holder thereof will cease to have any rights with respect thereto but will instead be entitled to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter (but in no event later than the date which is the later of (x) seven business days after the Effective Time and (y) the date of Barnes & Noble's first regularly scheduled payroll after the Effective Time), an amount in cash, net of applicable withholding taxes and without interest, equal to (a) the product of (i) the number of Shares subject to such Company Option multiplied by (ii) the Offer Price, minus (b) the aggregate exercise price of such Company Option. Any such Company Option with a per share exercise price that is equal to or greater than the Offer Price will be canceled for no consideration.

What will happen to my shares of time-based restricted stock, restricted units and performance-based units in the Offer and the Merger?

        Restricted Shares issued pursuant to the Company Equity Plan (each, a "Company Restricted Share"), performance-based restricted stock units issued pursuant to the Company Equity Plan (each, a "Company PSU") and restricted stock units (other than Company PSUs) issued pursuant to the Company Equity Plan (each, a "Company RSU") are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement:

  •
  as of immediately prior to the Effective Time, each then-outstanding Company Restricted Share will become fully vested and, after any applicable reduction for withholding, will be treated in the same manner as all other outstanding Shares pursuant to the Merger Agreement;

  •
  except as provided below, as of the Effective Time, each then-outstanding Company RSU (whether or not vested and automatically without any further action required of the holder of any such RSU) will be canceled and the holder thereof will cease to have any rights with respect thereto but will instead be entitled to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter (but in no event later than the date which is the later of (x) seven business days after the Effective Time and (y) the date of Barnes & Noble's first regularly scheduled payroll after the Effective Time) an amount in cash, net of applicable withholding taxes and without interest, equal to the product of (a) the Offer Price multiplied by (b) the number of Shares subject to such Company RSU immediately prior to the Effective Time (the "Company RSU Consideration"); and

  •
  except as provided below, as of the Effective Time, each then-outstanding Company PSU (whether or not vested and automatically without any further action required of the holder of any such PSU) will be canceled and to the holder thereof will cease to have any rights with respect thereto but will instead be entitled to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter (but in no event later than the date which is the later of (x) seven business days after the Effective Time and (y) the date of Barnes & Noble's first regularly scheduled payroll after the Effective Time), an amount in cash, net of applicable withholding taxes and without interest, equal to the product of (a) the number of Shares subject to such Company PSU immediately prior to the Effective Time, determined based on the greater of (i) the target level of Shares subject to such Company PSU or (ii) the number of Company PSUs earned based on performance through the Effective Time, as determined by the Compensation Committee of the Barnes & Noble Board immediately prior to the Effective Time, multiplied by (b) the Offer Price (the "Company PSU Consideration").

Pursuant to the Merger Agreement, any Company RSUs and Company PSUs granted after the date of the Original Merger Agreement will vest no earlier than immediately prior to the Effective Time on a prorated basis (based on the amount of time lapsed from the grant date to the Effective Time and target level of Shares for Company PSUs) and the holder thereof will be entitled to receive the Company RSU Consideration or Company PSU Consideration, as applicable, for such vested portion of the Company RSUs and Company PSUs. The remaining portion of such Company RSUs and Company

PSUs will be forfeited and cancelled immediately prior to the Effective Time without any payment therefor.

Whom can I contact if I have questions about the Offer?

        For further information, you can call Okapi Partners LLC, the Information Agent for the Offer. Banks and Brokerage Firms, please call: (212) 297-0720. Stockholders and all others call toll-free: (888) 785-6709.

To: Holders of Shares of Common
Stock of Barnes & Noble:

 INTRODUCTION

        Chapters Merger Sub Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Chapters Holdco Inc., a Delaware corporation ("Parent"), which is controlled by Elliott Associates, L.P., a Delaware limited partnership ("Elliott Associates"), and Elliott International, L.P., a Cayman Islands limited partnership ("Elliott International" and together with Elliott Associates, the "Sponsors"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Barnes & Noble, Inc., a Delaware corporation ("Barnes & Noble"), at a purchase price of $6.50 per Share (the "Offer Price"), net to the holder thereof in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with any permitted amendments or supplements thereto, collectively constitute the "Offer").

        On June 6, 2019, each of Leonard Riggio, the founder and chairman of the board of directors of Barnes & Noble, Louise Riggio, LRBKS Holdings, Inc. and The Riggio Foundation (collectively, the "Riggio Stockholders"), entered into a Voting and Support Agreement with Barnes & Noble (as to Sections 7 and 9 through 19 only) and Parent, which was subsequently amended and restated in its entirety by the Amended and Restated Voting and Support Agreement, dated as of June 24, 2019, by and among the Riggio Stockholders, Barnes & Noble (as to Sections 7 and 9 through 19 only) and Parent (as it may be further amended or supplemented from time to time, the "Support Agreement"), pursuant to which the Riggio Stockholders agreed to tender all Shares then-owned or thereafter acquired by them in the Offer, subject to the terms and conditions contained therein. As of July 8, 2019, the Riggio Stockholders held approximately 19.2% of the Shares then outstanding. The Support Agreement will terminate upon certain circumstances, including termination of the Merger Agreement.

        The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 24, 2019, by and among Barnes & Noble, Parent and the Offeror (as it may be further amended or supplemented from time to time, the "Merger Agreement"), which amended and restated in its entirety the Agreement and Plan of Merger, dated as of June 6, 2019, by and among Parent, the Offeror and Barnes & Noble (the "Original Merger Agreement"), pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Barnes & Noble (the "Merger"), with Barnes & Noble continuing as the surviving corporation (the "Surviving Corporation") in the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the Shares will cease to be publicly traded, and Barnes & Noble will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—"Sources and Amount of Funds" below), are collectively referred to in this Offer to Purchase as the "Transactions".

        If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A. as depositary and paying agent, you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

        The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Shares validly tendered pursuant to the Offer is conditioned upon, among others things, the following: (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" by the "depository," as such terms are defined by Section 251(h)(6) of the Delaware General Corporation Law (the "DGCL")), together with the Shares then owned by the Offeror and its affiliates, representing at least one Share more than 50% of the then outstanding Shares (the "Minimum Condition"); (b) the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) the absence of any law, order or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any court of governmental authority that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger; (d) the accuracy of Barnes & Noble's representations and warranties contained in the Merger Agreement (subject to certain qualifications); (e) Barnes & Noble's performance or compliance, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Offer Acceptance Time; (f) since the date of the Original Merger Agreement, no event, change, effect, development, condition or occurrence having occurred or be continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents" below); (g) the receipt by Parent and the Offeror of a certificate of an executive officer of Barnes & Noble as to the satisfaction of the conditions referred to in clauses (d), (e) and (f) above; and (h) the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition"). See Section 13—"Conditions of the Offer."

        According to the Merger Agreement, as of the close of business on June 5, 2019, the authorized capital stock of Barnes & Noble consisted of: (a) 300,000,000 Shares, of which 73,206,809 Shares (including 169,899 Company Restricted Shares (as defined below)) were outstanding as of such date; (b) 5,000,000 shares of Barnes & Noble Preferred Stock, of which no shares were outstanding as of such date; and (c) 2,135,196 Shares reserved for issuance pursuant to outstanding unexercised options and unvested restricted stock units, in each case issued pursuant to Barnes & Noble's Amended and Restated 2009 Incentive Plan (the "Company Equity Plan").

        Assuming no additional Shares were issued after June 5, 2019, based on the Shares outstanding as of June 5, 2019, the aggregate number of Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition is 36,603,405 Shares, which represents one Share more than 50% of the Shares outstanding as of June 5, 2019.

        We can waive some of the conditions of the Offer without the consent of Barnes & Noble. We cannot, however, waive the Minimum Condition or the Termination Condition.

        The Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on August 6, 2019 (the date that is 21 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Offer) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—"Terms of the Offer," Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals."

        A special committee (the "Special Committee") of the board of directors of Barnes & Noble (the "Barnes & Noble Board") has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the Barnes & Noble Board adopt resolutions approving, declaring advisable and adopting the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        The Barnes & Noble Board has, based in part on the recommendation of the Special Committee, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Barnes & Noble's stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror in the Offer (such recommendation, the "Barnes & Noble Board Recommendation").

        For the reasons described in Barnes & Noble's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the U.S. Securities and Exchange Commission (the "SEC"), the Barnes & Noble Board unanimously recommends that Barnes & Noble's stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror pursuant to the Offer. For factors considered by the Barnes & Noble Board in connection with making its recommendation, see Item 4 of the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Barnes & Noble's stockholders concurrently herewith under the heading "Reasons for Recommendation of the Board."

        The Offer is being made pursuant to the Merger Agreement, pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), in accordance with the relevant provisions of the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and Barnes & Noble may agree and specify in the Certificate of Merger in accordance with the DGCL (the "Effective Time"). At the Effective Time, each issued and outstanding Share (other than (i) Shares owned by Barnes & Noble or any of its subsidiaries (including Shares held as treasury stock) or owned by Parent or its subsidiaries, including the Offeror (including any Shares acquired by the Offeror in the Offer), in each case, immediately prior to the Effective Time (collectively, the "Excluded Shares") and (ii) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (as defined below), net of applicable withholding taxes and without interest. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents."

        Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation's certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Time (as defined below), together with the Shares then owned by the Offeror, is one Share more than 50% of the then outstanding Shares, the Offeror will not seek the approval of Barnes & Noble's remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable following the consummation of the tender offer. Therefore, Barnes & Noble, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares tendered in the Offer. See Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents."

        No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—"Appraisal Rights."

        Evercore Group L.L.C. ("Evercore"), the financial advisor to the Special Committee, and Guggenheim Securities, LLC, the financial advisor to the Barnes & Noble Board ("Guggenheim Securities" and together with Evercore, the "Financial Advisors"), delivered oral opinions to the Special Committee and the Barnes & Noble Board, respectively, on June 6, 2019, and each subsequently confirmed by delivery of a written opinion, that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of such date, the Merger Consideration (as defined in the Original Agreement) to be received by the holders of Shares in the Merger was fair, from a financial point of view, to such holders. The Evercore and Guggenheim Securities fairness opinions were delivered in connection with the Original Merger Agreement and therefore reference the Merger Consideration, which is the same as the Offer Price under the Merger Agreement. The full text of the written opinions of Evercore and Guggenheim Securities, which describe the matters considered, the procedures followed, the assumptions made, and the various limitations of and qualifications to the review undertaken by each of them in preparing their respective opinions, are annexed to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

        The Offeror has engaged Computershare Trust Company, N.A. to act as the depositary and paying agent for the Offer (the "Depositary and Paying Agent"). The Offeror has engaged Okapi Partners LLC to act as information agent for the Offer (the "Information Agent").

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror's expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

        The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are summarized below. See Section 5—"Certain U.S. Federal Income Tax Consequences."

        This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.  Terms of the Offer

        Upon the terms set forth in the Merger Agreement and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (as defined below), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—"Withdrawal Rights." The term "Expiration Time" means 5:00 p.m., Eastern Time, on August 6, 2019 (the date that is 21 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer), unless the Offeror, in accordance with the Merger Agreement, has extended the Offer, in which event the term "Expiration Time" means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the Exchange Act, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—"Conditions of the Offer" (the "Offer Conditions"). The Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents—The Merger Agreement—Conditions to the Consummation of the Merger—Termination."

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent and the Offeror expressly reserve the right to increase the Offer Price, waive, in whole or in part, any Offer Condition (other than the Minimum Condition or the Termination Condition) or modify the terms of the Offer. However, pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of Barnes & Noble, (a) reduce the maximum number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price (other than in the manner required by the Merger Agreement as further described in Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents" below) or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition or the Termination Condition, (d) impose conditions to the Offer that are different than or in addition to the Offer Conditions, (e) modify, amend or supplement any existing Offer Condition or any other term of the Offer in a manner that is adverse to the holders of the Shares or that would, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or the Merger or prevent or impair the ability of Parent or the Offeror to consummate the Offer or the Merger or the other transactions contemplated by the Merger Agreement, (f) except as otherwise required or expressly permitted by the applicable provisions of the Merger Agreement, extend or otherwise change the Expiration Time, (g) provide for any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act or (h) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of the Shares or in any manner unreasonably interferes with, hinders or impairs the consummation of the Offer. Neither the Offeror nor Parent may terminate or withdraw the Offer prior to its scheduled Expiration Time without the prior written consent of Barnes & Noble in its sole and absolute discretion, unless the Merger Agreement is terminated in accordance with its terms.

        The Merger Agreement provides that, if at any time during the period between the date of the Original Merger Agreement and the Offer Acceptance Time (as defined in Section 2—"Acceptance for Payment and Payment for Shares" below), any change in the outstanding Shares occurs by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Offer Price will be appropriately adjusted to provide to the holders of the Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows: (a) if, at the then-scheduled Expiration Time, any of the Offer Conditions (other than the Minimum Condition and other than any conditions that by their nature are to be satisfied or waived at the Offer Acceptance Time (provided such conditions would be capable of being satisfied or validly waived were the Offer Acceptance Time to occur at such time)) has not been satisfied or waived, the Offeror is required and Parent is required to cause the Offeror to, to extend the Offer on one or more occasions in consecutive periods of five business days each (or if the day immediately following the last business day of such five-business day period is not a business day, in Offeror's sole discretion, a longer period extending to the next business day following the last business day of such five-business day period), or such other duration as Parent and Barnes & Noble may agree, but not beyond November 15, 2019 (the "Termination Date"), in order to permit the satisfaction of such Offer Conditions; (b) if, at the then-scheduled Expiration Time, each of the Offer Conditions (other than the Minimum Condition and other than any conditions that by their nature are to be satisfied or waived at the Offer Acceptance Time (provided such conditions would be capable of being satisfied or validly waived were the Offer Acceptance Time to occur at such time)) has been satisfied or waived but the Minimum Condition has not been satisfied, (i) until September 20, 2019 (the date that is 45 calendar days following the initial Expiration Time (not taking into account any extensions of the Offer)), the Offeror is required to, and Parent is required to cause the Offeror to, and (ii) thereafter, the Offeror may, and Parent may cause the Offeror to, extend the Offer on one or more occasions in consecutive periods of five business days each (or if the day following the last business day of such five-business day period is not a business day, in the Offeror's sole discretion, a longer period extending to the next business day following the last business day of such five-business day period) or such other duration as Parent and Barnes & Noble may agree, in order to permit the satisfaction of the Minimum Condition; (c) the Offeror is required to, and Parent is required to cause the Offeror to, extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or its staff or the New York Stock Exchange (the "NYSE"); and (d) if, at the then-scheduled Expiration Time, Barnes & Noble brings or has brought any legal action to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, the Offer will be extended for the period during which such action is pending or by such other time period established by the governmental authority presiding over such action, but not beyond the Termination Date.

        There can be no assurance that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of

Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

        The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment or pay for any Shares if, at the scheduled Expiration Time of the Offer, any of the Offer Conditions have not been satisfied or waived or the Merger Agreement has been terminated in accordance with its terms. Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but Parent and the Offeror are prohibited from terminating the Offer prior to any then-scheduled Expiration Time without the prior written consent of Barnes & Noble, in its sole discretion, unless the Merger Agreement has been terminated in accordance with its terms.

        The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

        The Merger Agreement does not contemplate a subsequent offering period for the Offer.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Barnes & Noble's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Merger Agreement, including satisfaction or waiver of all of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, (i) promptly, and in any event no later than 9:00 a.m. Eastern Time on the business day (determined under Rule 14d-1(g)(3) under the Exchange Act) immediately following the Expiration Time, irrevocably accept for payment (the time of such acceptance for payment, the "Offer Acceptance Time") all Shares validly tendered and not properly withdrawn pursuant to the Offer, and (ii) as promptly as practicable following the Offer Acceptance Time, and in any event not later than the second business day (determined under Rule 14d-1(g)(3) under the Exchange Act) thereafter, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in

Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"), a manually executed facsimile thereof or an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares." Accordingly, tendering stockholders may be paid at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

        For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, and the Offeror will be under no obligation to make any payment for such Shares, unless and until Shares underlying such Notice of Guaranteed Delivery are "received" (as defined in Section 251(h)(6) of the DGCL) by the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.  Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.

        Book-Entry Transfer.    The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent's account in accordance with DTC's procedures for that transfer using DTC's ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary and Paying Agent.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners' powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

        Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, and the Offeror will be under no obligation to make any payment for such Shares, unless and until Shares underlying such Notice of Guaranteed Delivery are "received" (as such term is defined by Section 251(h)(6) of the DGCL) by the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Other Requirements.    Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of

(a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

        Binding Agreement.    The acceptance for payment by the Offeror of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Irrevocable Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder's true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder's rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Barnes & Noble's stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

        No alternative, conditional or contingent tenders will be accepted.

        The purchase of Shares is generally subject to information reporting by the Depository (as the payor) to the applicable tax authorities. See Section 5—"Certain U.S. Federal Income Tax Consequences."

4.  Withdrawal Rights

        A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after September 7, 2019, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

        For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

        If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Time.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.  Certain U.S. Federal Income Tax Consequences

        The following summary describes the material U.S. federal income tax consequences to beneficial holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

        The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, U.S. expatriates, dissenting stockholders and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.

        The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code ("Treasury Regulations"), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all of the trust's substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        A "Non-U.S. Holder" is a beneficial owner of Shares, other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

        The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) generally will depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger to a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Receipt of Cash Pursuant to the Offer or the Merger

U.S. Holders

        A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute capital gain or loss, and will be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

        In general, and subject to the discussion below in "—Information Reporting and Backup Witholding", a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for the disposition of Shares pursuant to the Offer or the Merger unless:

  •
  the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

  •
  the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  •
  Barnes & Noble is or has been a "United States real property holding corporation" within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for its Shares and, if the Shares are "regularly traded on an established securities market" for U.S. federal income tax purposes, such Non-U.S. Holder beneficially owned more than 5% of the Shares at any time during such period.

        Gain that is described in the first bullet point immediately above generally will be subject to U.S. federal net income taxation at regular graduated U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) also may apply to its effectively connected earnings and profits. An individual Non-U.S. Holder described in the second bullet point immediately above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition of Shares pursuant to the Offer or the Merger, which may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Any gain that is described in the third bullet point immediately above if Barnes & Noble is or was a "United States real property holding corporation" generally would be subject to U.S. federal income tax in the same manner as described above with respect to gain described in the first bullet point (other than with respect to branch profits tax). Each Non-U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Offer or the Merger.

Information Reporting and Backup Withholding Tax

        Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should properly complete and return IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's U.S. federal income tax liability, provided that the required information is timely furnished in the appropriate manner to the Internal Revenue Service (the "IRS").

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.  Price Range of Shares; Dividends

        The Shares are listed on the NYSE under the symbol "BKS." As established by the Barnes & Noble Board, Barnes & Noble's fiscal year is comprised of 52 or 53 weeks, ending on the Saturday closest to the last day of April. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE as reported by published financial sources with respect to periods occurring in fiscal years 2017, 2018, 2019 and 2020:

Fiscal Year	High	Low
2017:
First Quarter	$13.31	$10.25
Second Quarter	$13.63	$10.15
Third Quarter	$13.20	$9.40
Fourth Quarter	$10.95	$8.45
2018:
First Quarter	$8.70	$6.25
Second Quarter	$8.30	$6.60
Third Quarter	$8.00	$4.83
Fourth Quarter	$5.80	$4.10
2019:
First Quarter	$6.75	$5.05
Second Quarter	$7.49	$4.45
Third Quarter	$7.81	$5.67
Fourth Quarter	$6.55	$4.52
2020:
First Quarter (through July 8, 2019)	$6.96	$4.11

        The Offer Price of $6.50 per Share represents a premium of approximately 43% over the 10-day volume weighted average closing price ended on June 5, 2019, the last full trading day prior to press speculation regarding a sale, as further described in Section 10—"Background of the Offer; Contacts with Barnes & Noble." The Offer Price of $6.50 per Share represents a premium of approximately 9.1% over the closing price of the Shares on June 6, 2019 (the last trading day before public announcement of the Original Merger Agreement). On July 8, 2019, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $6.57 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        According to Barnes & Noble's publicly available documents, Barnes & Noble has paid consecutive quarterly cash dividends of $0.15 per Share since the second quarter of fiscal year 2016 through the fourth quarter of fiscal year 2019. Barnes & Noble has announced a cash dividend of $0.15 per Share with respect to the first quarter of fiscal year 2020, to be paid on August 2, 2019 to all stockholders of record as of July 5, 2019, regardless of whether or when their Shares are tendered or purchased pursuant to the Offer. Under the terms of the Merger Agreement, other than the $0.15 per Share cash dividend with respect to the first quarter of fiscal year 2020, between the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Barnes & Noble is not permitted, without the prior written consent of Parent, to declare, set aside, make or pay any dividend or make any other distribution in respect of any shares of its capital stock other than dividends and distributions by a wholly owned subsidiary of Barnes & Noble to Barnes & Noble or another wholly owned subsidiary of Barnes & Noble. See Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents—The Merger Agreement—Covenants" and Section 14—"Dividends and Distributions."

7.  Certain Effects of the Offer

        If, as a result of the Offer, the Offeror owns Shares representing at least one Share more than 50% of the then outstanding Shares, Parent, the Offeror and Barnes & Noble will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of Barnes & Noble as soon as practicable following the consummation of the Offer. Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Barnes & Noble).

        Market for the Shares.    If the Offer is consummated, there will be no market for the Shares because Parent and Offeror intend to consummate the Merger (the "Closing") as soon as practicable following consummation of the Offer (the "Offer Closing").

        NYSE Listing.    The Shares are currently listed on the NYSE and trade under the symbol "BKS." Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause Barnes & Noble to delist the Shares from the NYSE.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act.

        We intend to seek to cause Barnes & Noble to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Barnes & Noble to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Barnes & Noble, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders'

meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, the requirement to furnish annual, quarterly and current reports to stockholders pursuant to Section 13 of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Barnes & Noble and persons holding "restricted securities" of Barnes & Noble to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.  Certain Information Concerning Barnes & Noble

        General.    Barnes & Noble is a Delaware corporation and one of the largest booksellers in the United States of America. The address of Barnes & Noble's principal executive offices and Barnes & Noble's phone number at its principal executive offices are as set forth below:

Barnes & Noble, Inc.
122 Fifth Avenue
New York, New York 10011
(212) 633-3300

        In connection with our due diligence review of Barnes & Noble, Barnes & Noble made available to us certain financial information described under the heading "Certain Unaudited Prospective Financial Information of Barnes & Noble" in Item 4.—"The Solicitation or Recommendation" of the Schedule 14D-9.

        Additional Information.    The Shares are registered under the Exchange Act. Accordingly, Barnes & Noble is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Barnes & Noble's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (and their compensation, including stock options and restricted stock units granted to them), the principal holders of Barnes & Noble's securities, any material interests of such persons in transactions with Barnes & Noble and other matters is required to be disclosed in proxy statements and periodic reports distributed to Barnes & Noble's stockholders and filed with the SEC. Such reports, proxy statements and other information are available on the SEC's website at www.sec.gov and on Barnes & Noble's corporate website at www.barnesandnobleinc.com under "Investor Relations"—"SEC Filings." Information on, or accessible through, Barnes & Noble's website is not part of this Offer to Purchase and is not incorporated by reference herein. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Barnes & Noble and its business has been taken from Barnes & Noble's Annual Report on Form 10-K for its fiscal year ended April 29, 2019, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Barnes & Noble contained in those documents and records or for any failure by Barnes & Noble to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  Certain Information Concerning the Offeror, Parent and the Sponsors

        Parent and the Offeror are Delaware corporations. Each of Parent and the Offeror was formed on May 30, 2019, in each case, solely for the purpose of completing the Offer and the Merger and each has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent or the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The Offeror is a direct wholly owned subsidiary of Parent. Parent is controlled by the Sponsors. The Sponsors are private investment funds that purchase, sell, trade and invest in equity and debt securities and other business opportunities. The principal office address of each of the Offeror, Parent, and the Sponsors is c/o Elliott Management Corporation, 40 West 57th Street, New York, New York 10019. The telephone number at the principal office is (212) 974-6000.

        Pursuant to an equity commitment letter, dated as of June 6, 2019, received by Parent, which was subsequently amended and restated in its entirety as of June 24, 2019 (the "Equity Commitment Letter"), each Sponsor has severally (and not jointly) committed, subject to the terms and conditions thereof, to provide Parent with equity financing in an amount up to its pro rata share of $265 million in the aggregate solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement.

        The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent and the Offeror and each Sponsor are set forth in Schedule A to this Offer to Purchase ("Schedule A"). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, the Sponsors or, to the knowledge of each of Parent, the Offeror and the Sponsors, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, the Sponsors or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        (i) None of Parent, the Offeror, the Sponsors or, to the knowledge of each of Parent, the Offeror and the Sponsors, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of Barnes & Noble, and (ii) none of Parent, the Offeror, the Sponsors or, to the knowledge of each of Parent, the Offeror, and the Sponsors, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of Barnes & Noble during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Offeror, the Sponsors or, to the knowledge of each of Parent, the Offeror and the Sponsors, any of the entities or persons listed in Schedule A, on the one hand, and Barnes & Noble or any of its executive officers, directors and/or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of Parent, the Offeror, or the Sponsors has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

        Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and the Sponsors have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available on the SEC's website at www.sec.gov.

10.  Background of the Offer; Contacts with Barnes & Noble

Background of the Offer

        The following chronology summarizes the key meetings and other events between representatives of Elliott and representatives of the Company that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among Elliott and the Company and their representatives. For a summary of additional activities of the Company relating to the signing of the Merger Agreement, please refer to the Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

        During the third quarter of 2018, representatives of Elliott requested a meeting with the Company to share their perspectives on the retail bookselling industry. Such meeting occurred on August 15, 2018 and a follow-up meeting with Guggenheim Securities, financial advisor to the Company, occurred on August 20, 2018.

        At the August 15, 2018 and August 20, 2018 meetings, Elliott made a verbal proposal regarding a potential combination between the Company and Waterstones, one of Elliott's portfolio companies, that would result in Elliott owning a minority interest in the combined company. On August 28, 2018, following these meetings, Elliott submitted a written proposal to Guggenheim Securities pursuant to which the Company would be combined with Waterstones, with the Company's stockholders owning 51% of the combined company and Elliott contributing $50 million of capital to the combined company in exchange for newly issued common stock. Elliott also proposed that the Company's regular quarterly dividend per Share be reduced to half of the dividend rate at that time.

        On September 28, 2018, Elliott submitted a revised offer to the Barnes & Noble Board that, in addition to the combination with Waterstones and the $50 million of new capital (each of which would be based on the September 27, 2018 closing price of $5.65 per share), also included a partial cash alternative pursuant to which Elliott would have been willing to purchase additional equity from then-current Company stockholders for up to 40% of their shares at $7.50 per share. Depending on the level of stockholder participation in the partial cash alternative, the then-current Company stockholders would have owned between 31% and 51% of the combined company following the proposed transaction set forth in Elliott's revised offer.

        On October 3, 2018, the Company announced its entry into a formal review process to evaluate strategic alternatives for the Company and the formation of the Special Committee. Subsequently, the Company announced that the Special Committee had engaged Evercore as its independent financial advisor and Baker Botts L.L.P. ("Baker Botts") as its independent legal counsel. Beginning in October 2018, Elliott engaged in preliminary and informal conversations with Evercore.

        On February 25, 2019, Elliott executed a confidentiality agreement with the Company. Following execution of the confidentiality agreement, Elliott received a confidential information presentation from representatives of Evercore.

        On March 18, 2019, as requested by Evercore in its first-round process letter, Elliott provided an indication of interest to Evercore. Elliott submitted a written non-binding proposal to acquire all of the outstanding shares of the Company for cash at a price of $6.50 price per share. In addition, Elliott's initial indication contained an alternative proposal in which Elliott would combine the Company with Waterstones for a combination of $5.50 per share in cash and an aggregate 19% equity interest in the combined company for the Company's stockholders. Elliott's initial non-binding proposal was subject to customary conditions, including the completion of due diligence and the parties' negotiation of mutually acceptable definitive documentation. Following submission of its initial proposal, Elliott was informed by representatives of Evercore that the Special Committee did not find its alternate proposal of a mix of cash and stock to be an attractive proposal and that the Special Committee was focused on obtaining the strongest all-cash offer from bidders. After receiving that feedback from Evercore, Elliott focused on pursuing an all-cash take-private transaction with the Company.

        On March 21, 2019, Evercore notified Elliott that it would be invited to proceed to the second round of the strategic alternatives process and to meet with management of the Company. On April 3, 2019, representatives of Elliott attended a meeting with management of the Company in which management discussed the Company's business, operations, strategy and financial performance.

        In late March 2019, representatives of Evercore notified representatives of Elliott that Mr. Riggio would be made available to meet with Elliott, as well as other potential bidders, regarding due diligence matters. Elliott was told by representatives of Evercore that the Special Committee had established guidelines for such meetings and that any discussion of price, valuation, post-closing employment arrangements or the potential treatment of Mr. Riggio's equity in the transaction would be strictly prohibited. On April 29, 2019, representatives of Elliott met with Mr. Riggio, subject to the guidelines established and prescribed by the Special Committee.

        On April 1, 2019, Elliott and its advisors were invited into a virtual data room opened by the Company containing certain financial and business due diligence information. Thereafter, Elliott and its advisors engaged in an extensive due diligence investigation of the Company, which included on-site visits to the Company's Monroe Township, New Jersey and Reno, Nevada distribution centers, as well as a number of in-store visits.

        On April 19, 2019, Credit Suisse Securities (USA) LLC, Elliott's financial advisor ("Credit Suisse"), informed Evercore that Elliott would not be pursuing a transaction based on the mixed consideration proposal but would proceed with a cash-only transaction.

        On April 25, 2019, Elliott received a process letter and a draft merger agreement from Evercore. The process letter stated that a revised draft of the merger agreement was required to be provided to Evercore by 12:00 p.m. EDT on May 15, 2019 and that May 22, 2019 was the deadline to submit a second-round proposal.

        On April 30, 2019, representatives of Elliott and Credit Suisse attended an all-day due diligence session at the Company's distribution center in Monroe Township, New Jersey, with the Company's management team (other than Mr. Riggio) and Evercore present.

        On May 15, 2019, in accordance with the process instructions from Evercore, Debevoise & Plimpton LLP, legal counsel to Elliott ("Debevoise"), submitted a revised draft of the merger agreement to Evercore.

        On May 22, 2019, in accordance with the process instructions from Evercore, Elliott submitted a written, all-cash proposal to acquire the Company for $6.00 per share. Elliott's proposal included fully-committed debt and equity financing and noted that it had very limited remaining due diligence which could be completed within one business day of receiving access to the information. Elliott's proposal indicated that the offer would expire if not accepted by May 27, 2019 due to the importance of consummating a transaction expeditiously in order to permit Elliott to have sufficient time to implement its strategy for the 2019 holiday season.

        Over the course of the next several days, representatives of Elliott and Credit Suisse engaged in discussions with representatives of Evercore. Evercore informed Elliott's representatives that the May 27, 2019 expiration date for its proposal did not provide the Special Committee with sufficient time to consider the merits of the various proposals received from other bidders, and that Elliott had not offered a compelling enough price for the Special Committee to proceed exclusively with Elliott.

        On May 27, 2019, Elliott submitted a revised indication of interest at an increased price of $6.50 per share, an 8.3% increase over its previous offer of $6.00 per share. Additionally, the revised offer included a brief "keep shop" period during which the Company could continue discussions with other potential acquirers that had submitted indications of interest at higher per Share prices to Elliott's revised proposal, for a period of two weeks following Elliott's deadline of May 30, 2019 to execute a definitive merger agreement per the terms of its proposal. During this "keep shop" period, if Elliott's merger agreement was terminated in order for the Company to enter into a definitive agreement with respect to a superior proposal with one of such other potential acquirers that had previously submitted an indication of interest at a higher per Share price than Elliott's, Elliott would be entitled to expense reimbursement up to a cap of $4 million. Following the expiration of the two-week keep-shop period, Elliott proposed that a termination fee of $20 million would be payable in the event of any such termination. Elliott indicated that the revised offer would expire on May 28, 2019 if not accepted.

        On May 28, 2019, Elliott was informed by Evercore that the Special Committee was interested in proceeding with a transaction with Elliott but that it required clarification on certain terms and a confirmation that the keep-shop provision would permit continued discussions with other parties before and after the signing of a definitive merger agreement, and that the Company would need some additional time beyond May 30, 2019 to execute a definitive agreement. Evercore also proposed a lower termination fee following the expiration of the keep-shop period. Elliott reiterated its position that it would withdraw its offer if the Company did not move expeditiously to execute a definitive agreement and noted that it believed the keep-shop period should not be extended beyond two weeks after the original May 30, 2019 deadline in the event of protracted negotiations of the definitive agreement.

        From May 29 through execution of the Original Merger Agreement, Debevoise and Baker Botts worked to finalize the merger agreement and related documentation. Also on May 29, 2019, Debevoise provided a rider to the merger agreement to Baker Botts that set forth Elliott's proposed keep-shop provision.

        On May 30, 2019, Baker Botts provided a revised draft of the merger agreement to Debevoise, which included, among other changes, (i) implementation of the keep-shop provision proposed by Elliott, including the ability to continue discussions with certain "excluded parties" before and after the signing of a definitive merger agreement, limited notification obligations and match rights with respect to certain proposals received from such excluded parties during the keep-shop period relative to proposals received outside of the keep-shop, and the ability of the Company to terminate to enter into a superior proposal with an excluded party within the keep-shop period without paying a termination fee upon reimbursement of Elliott's expenses up to $4,000,000; (ii) expansion of Elliott's obligations with respect to post-closing employee benefits matters and its debt and equity financing; and (iii) expansion of the Company's right to seek specific performance and to seek other alternative remedies (other than the payment of a termination fee).

        On June 1, 2019, Debevoise sent a revised draft of the merger agreement to Baker Botts that included, among other changes: (i) limitations on the keep-shop, including the duration of the keep-shop period; (ii) expanded notification obligations and match rights with respect to proposals within the keep-shop; (iii) limitations on post-closing employee benefits; (iv) an increased termination fee payable by the Company and a proposed reverse termination fee payable by Elliott; and (v) the reinsertion of significant limitations on the Company's ability to seek specific performance and other alternative remedies, and the removal of such limitations on Elliott. Debevoise's draft accepted a number of Baker Botts' changes relating to Elliott's obligations in respect of its debt and equity financing and representations and warranties of the Company.

        On June 4, 2019, Debevoise received a revised draft of the merger agreement from Baker Botts, which proposed to accept Elliott's ability to seek damages in excess of the termination fee in certain circumstances on the condition that Elliott agree to a reduced termination fee payable by the Company and a significantly increased reverse termination fee payable by Elliott. Baker Botts' draft also reserved for further discussion the duration of the keep-shop period and the scope of the excluded parties. Finally, Baker Botts' draft revised and expanded Elliott's obligations to continue certain employee benefits post-closing and to loosen some of the restrictions on operating the business that Elliott had sought to impose in the interim operating covenants. Later in the day, Debevoise circulated a further revised draft of the merger agreement to Baker Botts, which accepted (i) the reduced termination fee payable by the Company, and (ii) many of Baker Botts' proposed revisions of the representations and warranties of the Company and a number of Baker Botts' proposed revisions to the interim operating restrictions, and proposed, among other things, (a) the same limitations on Elliott's obligations to provide employee benefits post-closing and (b) a reduction in the reverse termination fee proposed by Baker Botts.

        On June 5, 2019, representatives of Elliott, Debevoise, Credit Suisse, Baker Botts and Evercore met at the offices of Baker Botts in New York City to further negotiate the merger agreement focusing on, among other things, the amount of the reverse termination fee, the length of the keep-shop period, the scope of the excluded parties, the interim operating restrictions and provisions relating to employee matters. As part of these discussions, Elliott stated that the expiration of the proposed keep-shop period on June 13, 2019 would not be extended under any circumstances regardless of when a definitive merger agreement was executed.

        In connection with such negotiations, on June 5 and June 6, 2019, Baker Botts and Debevoise exchanged drafts of the merger agreement reflecting the parties' ongoing discussions and proposed agreements regarding these matters. During the course of these negotiations, Baker Botts conveyed the interest of the Special Committee in pursuing the two-step tender offer proposal by Elliott, and Debevoise proposed including in any definitive merger agreement a provision requiring the Company and Elliott to negotiate in good faith an amendment to such definitive merger agreement providing for the consummation of the transactions contemplated thereby through a tender offer and merger structure in accordance with Section 251(h) of the DGCL and other related changes to the definitive merger agreement in furtherance of such structure. Baker Botts circulated to Debevoise a proposed execution version of the definitive merger agreement on June 6, 2019.

        During the evening hours of June 6, 2019, the Company, Elliott and their respective advisors finalized and executed the Original Merger Agreement and the related transaction documents. As required by the terms of the Original Merger Agreement, in connection with the execution of the Original Merger Agreement, Baker Botts delivered to Debevoise a list of the excluded parties with which the Company was permitted to engage during the keep-shop period, which included the party referred to in the Schedule 14D-9 as Company C ("Company C").

        On the morning of June 7, 2019, before market open on the New York Stock Exchange, the Company and Elliott issued a press release announcing the execution of the Original Merger Agreement.

        At approximately 7:30 p.m. EDT on June 12, 2019, Baker Botts notified Debevoise of a request to the Special Committee by Company C to add a party referred to as Company F in the Schedule 14D-9 and its chief executive officer to Company C's confidentiality agreement, and that the Special

Committee had unanimously approved the request, subject to confirmation of certain understandings by Company C (as more particularly described in the Schedule 14D-9).

        At approximately 10:00 a.m. EDT on June 13, 2019, Debevoise advised Baker Botts that Elliott would consider any amendment of Company C's confidentiality agreement in such close proximity to the expiration of the keep-shop period not in keeping with the intent of the keep-shop provisions of the merger agreement, in light of the low likelihood of any new financing source reaching a decision to provide a firm financing commitment prior to the expiration of the keep-shop period.

        At 10:15 p.m. EDT on June 13, 2019, Baker Botts contacted Debevoise, in accordance with the terms of the Original Merger Agreement, to inform them of conversations that occurred between Baker Botts and Company C's counsel during the course of the day, and the decision of the Special Committee not to grant any amendments or waivers to Company C's confidentiality agreement.

        Thereafter, Baker Botts and Debevoise began negotiating the terms of the amendment to the Original Merger Agreement to provide for the two-step tender offer structure contemplated by the Original Merger Agreement (the "Merger Agreement Amendment").

        On June 18, 2019, Debevoise received from Baker Botts, in accordance with the Company's obligations under the Original Merger Agreement, a copy of a revised proposal received by the Company from Company C's financial advisor. This proposal is referred to in the Schedule 14D-9 as the June 18 Proposal (the "June 18 Proposal"). Following receipt, representatives of Elliott reviewed and discussed the June 18 Proposal with representatives of Credit Suisse and Debevoise.

        On June 19, 2019, Baker Botts contacted Debevoise to inform them that Evercore would be reaching out to Company C's financial advisor to clarify the terms of the June 18 Proposal.

        On June 20, 2019 at 7:45 a.m. EDT, Debevoise delivered to Baker Botts a letter from Elliott stating Elliott's views with respect to the June 18 Proposal, including the lack of committed financing in support of the offer price, and Elliott's belief that the June 18 Proposal was not an actionable bona fide proposal under the terms of the Original Merger Agreement and that further engagement with Company C would be inconsistent with the Company's obligations under the Original Merger Agreement.

        Also on June 20, 2019, Baker Botts contacted Debevoise to discuss a related request from the Special Committee to Elliott that Elliott grant a waiver of the Company's non-solicitation obligations with respect to the June 18 Proposal from Company C. Debevoise stated that it would deliver the request to Elliott. Later on June 20, 2019, Debevoise informed Baker Botts that it had delivered the Special Committee's proposal to Elliott and it was under consideration. Debevoise also informed Baker Botts at this time that it would be sending a revised draft of the Merger Agreement Amendment later that evening, which Debevoise sent that night.

        At 11:30 a.m. EDT on June 21, 2019, Debevoise informed Baker Botts that Elliott declined to grant the requested waiver that would have permitted the Company to engage with Company C.

        Also on June 21, 2019, at 1:30 p.m. EDT, following a series of discussions between Debevoise and Baker Botts on the terms of the Merger Agreement Amendment, Debevoise confirmed that it had only minor, non-substantive comments on the Merger Agreement Amendment.

        Later in the day on June 21, 2019, at the direction of the Special Committee, as described in the Schedule 14D-9, Baker Botts informed Debevoise that the Special Committee had determined that the June 18 Proposal was not reasonably likely to lead to a Superior Proposal.

        Between June 21, 2019 and June 24, 2019, Elliott, Debevoise and Credit Suisse continued negotiating the draft of the Merger Agreement Amendment with Evercore and Baker Botts to provide for the consummation of the merger via a tender offer and short-form merger pursuant to

Section 251(h) of the DGCL. The negotiations among the parties focused on the obligations of Parent and the Offeror under the amended and restated merger agreement to extend the expiration time of the tender offer in the event the minimum tender requirement applicable under Section 251(h) of the DGCL was not met at any then-scheduled expiration time. In connection with such negotiations, Baker Botts and Debevoise exchanged drafts of the Merger Agreement Amendment.

        The parties executed the Merger Agreement Amendment (which is the "Merger Agreement" as used in the other items of this Offer to Purchase) on June 24, 2019. On July 9, the Offeror commenced the Offer.

11.  Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents

        Purpose of the Offer.    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, Barnes & Noble. The Offer, as the first step in the acquisition of Barnes & Noble, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into Barnes & Noble and that, upon consummation of the Merger, Barnes & Noble, as the Surviving Corporation, will become a wholly owned subsidiary of Parent.

        If you tender your Shares in the Offer, you will cease to have any equity interest in Barnes & Noble or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth and instead will only have the right to receive an amount in cash equal to the Offer Price, net of applicable withholding and without interest. Similarly, after tendering your Shares in the Offer or the conversion of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of Barnes & Noble or the Surviving Corporation, as applicable.

        Under the DGCL, holders of Shares do not have appraisal rights in connection with the Offer. In connection with the Merger, however, stockholders of Barnes & Noble who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares pursuant to Section 262 of the DGCL (exclusive of any element of value arising from accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon consideration other than or in addition to the Offer Price and the market value of the Shares. The value so determined could be higher or lower than, or the same as, the Offer Price. Moreover, the Offeror could argue in an appraisal proceeding that the fair value of such Shares is less than the Offer Price. See Section 16—"Appraisal Rights."

        Plans for Barnes & Noble.    If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Barnes & Noble and the Barnes & Noble Board shortly thereafter. We expect that, following the consummation of the Offer and the Merger, the operations of Barnes & Noble, as the Surviving Corporation, will be conducted substantially as they are currently being conducted, with an increased focus on efficiency and investing in stores to support growth.

        Other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or in connection therewith, neither the Offeror nor Parent has any present plans or proposals or is engaged in negotiations that would, in a manner material to the holders of Shares, relate to or result in (a) any extraordinary transaction involving Barnes & Noble or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of Barnes & Noble or any of its subsidiaries, (c) any material change in Barnes & Noble capitalization or dividend rate or policy or indebtedness, (d) any change in the Barnes & Noble Board or management of Barnes & Noble, (e) any other material change in Barnes & Noble's corporate structure or business, (f) any class of equity securities of Barnes & Noble being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (g) any class of equity securities of Barnes & Noble becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (h) the suspension of Barnes & Noble's obligation to file reports under Section 15(d) of the Exchange Act, (i) the acquisition by any person of additional securities of Barnes & Noble, or the disposition of securities of Barnes & Noble, or (j) any changes in Barnes & Noble's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Barnes & Noble.

        At the Effective Time, (a) the certificate of incorporation of Barnes & Noble as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and such amended and restated Certificate of Incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL, and (b) the bylaws of Barnes & Noble as in effect immediately prior to the Effective Time will be amended and restated in their entirety to read as set forth on Exhibit B to the Merger Agreement, and such amended and restated bylaws will become the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and the DGCL. At the Effective Time, (i) the members of the board of directors of the Offeror as of immediately prior to the Effective Time will be the directors of the Surviving Corporation, and such directors will hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal, and (ii) the officers of Barnes & Noble as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Barnes & Noble."

        The Offer.    The Merger Agreement provides that the Offeror will commence the Offer within ten business days of the execution of the Merger Agreement and, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, as further described below. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer will expire at 5:00 p.m., Eastern Time, on August 6, 2019, which is the date that is 21 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent and the Offeror reserve the right to increase the Offer Price, waive, in whole or in part, any Offer Condition (other than the Minimum Condition or the Termination Condition) or modify the terms of the Offer. However, pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of Barnes & Noble, (a) reduce the maximum number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price (other than in the manner required by the Merger Agreement as described in the next paragraph) or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition or the Termination Condition, (d) impose conditions to the Offer that are different than or in addition to the Offer Conditions, (e) modify, amend or supplement any existing Offer Condition or any other term of the Offer in a manner that is adverse to the holders of the Shares or that would, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or the Merger or prevent or impair the ability of Parent or the Offeror to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (f) except as otherwise required or expressly permitted by applicable provisions of the Merger Agreement, extend or otherwise change the Expiration Time, (g) provide for any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act or (h) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of the Shares or in any manner that unreasonably interferes with, hinders or impairs the consummation of the Offer. Neither Parent nor the Offeror may terminate or withdraw the Offer prior to its scheduled Expiration Time without the prior written consent of Barnes & Noble in its sole and absolute discretion, unless the Merger Agreement is terminated in accordance with its terms.

        The Merger Agreement provides that, if at any time during the period between the date of the Original Merger Agreement and the Offer Acceptance Time (as defined below), any change in the outstanding Shares occurs by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Offer Price will be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

        On the terms and subject to the conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows:

  •
  if, at the then-scheduled Expiration Time, any of the Offer Conditions (other than the Minimum Condition) has not been satisfied or waived, the Offeror is required to, and Parent is required to cause the Offeror to, extend the Offer on one or more occasions in consecutive periods of five business days each (or if the day immediately following the last business day of any such five-business day period is not a business day, in the Offeror's sole discretion, a longer period extending to the next business day following the last business day of such five-business day period), or such other duration as Parent and Barnes & Noble may agree, but not beyond the Termination Date, in order to permit the satisfaction of such Offer Conditions;

  •
  if, at the then-scheduled Expiration Time, each of the Offer Conditions (other than the Minimum Condition) has been satisfied or waived but the Minimum Condition has not been satisfied, (i) until September 20, 2019 (the date that is 45 calendar days following the initial Expiration Time (not taking into account any extensions of the Offer)), the Offeror is required to, and Parent is required to cause the Offeror to, and (ii) thereafter, the Offeror may, and Parent may cause the Offeror to, extend the Offer on one or more occasions in consecutive periods of five business days each (or if the day immediately following the last business day of any such five-business day period is not a business day, in the Offeror's sole discretion, a longer period extending to the next business day following the last business day of such five-business day period), or such other duration as Parent and Barnes & Noble may agree, in order to permit the satisfaction of the Minimum Condition;

  •
  the Offeror is required to, and Parent is required to cause the Offeror to, extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or its staff or the NYSE; and

  •
  if, at the then-scheduled Expiration Time, Barnes & Noble brings or has brought any legal action to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, the Offer will be extended for the period during which such action is pending or by such other time period established by the governmental authority presiding over such action, but not beyond the Termination Date.

        Subject to the terms and conditions of the Merger Agreement including the satisfaction or waiver of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, (i) promptly, and in any event no later than 9:00 a.m., Eastern Time, on the business day (determined under Rule 14d-1(g)(3) under the Exchange Act) immediately following the Expiration Time, irrevocably accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer, and (ii) as promptly as practicable following the Offer Acceptance Time, and in any event not later than the second business day (calculated as set forth in Rule 14d- 1(g)(3) under the Exchange Act) thereafter, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, provided that with respect to Shares tendered pursuant to guaranteed delivery procedures, the Offeror is under no obligation to make any payment for such shares unless and until such shares are delivered in settlement or satisfaction of such guarantee. Subject to its rights and obligations under the Merger Agreement to extend the Offer, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that any Offer Condition has not been satisfied or waived at the scheduled Expiration Time of the Offer.

        Recommendation.    The Special Committee has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the Barnes & Noble Board adopt resolutions approving, declaring advisable and adopting the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        The Barnes & Noble Board has, based in part on the recommendation of the Special Committee, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Barnes & Noble and its stockholders, (b) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) recommended that Barnes & Noble's stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror in the Offer.

        The Merger.    The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into Barnes & Noble, and the separate corporate existence of the Offeror will cease and Barnes & Noble will be the Surviving Corporation and will become a wholly owned subsidiary of Parent. Subject to the satisfaction or waiver of the conditions to the Merger (other than those conditions that by their terms are to be satisfied at the Merger Closing (as defined below), but subject to such conditions being capable of being satisfied), the Closing will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares tendered in the Offer, or at such other time as agreed by Parent, the Offeror and Barnes & Noble. Subject to the provisions of the Merger Agreement, at the Closing, Parent and Barnes & Noble will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger executed, signed and acknowledged in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and will make all other deliveries, filings or recordings required under the relevant provisions of the DGCL in connection with the Merger. The Merger will become effective at the Effective Time. The Merger will be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of Barnes & Noble. Parent, the Offeror and Barnes & Noble have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time, without a vote of the stockholders of Barnes & Noble, in accordance with Section 251(h) of the DGCL.

        Charter, Bylaws, Directors, and Officers.    The Merger Agreement provides that at the Effective Time, (a) the certificate of incorporation of Barnes & Noble as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL, and (b) the bylaws of Barnes & Noble as in effect immediately prior to the Effective Time will be amended and restated in their entirety to read as set forth on Exhibit B to the Merger Agreement, and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and the DGCL.

        Barnes & Noble has agreed to use its reasonable best efforts, prior to the Effective Time, to deliver to Parent the resignation of each member of the Barnes & Noble Board, which resignations will be effective as of, and contingent upon the occurrence of, the Closing. The Merger Agreement further provides that, at the Effective Time, (a) the members of the board of directors of the Offeror immediately before the Effective Time will be the directors of the Surviving Corporation, and (b) the officers of Barnes & Noble immediately before the Effective Time will be the officers of the Surviving Corporation, and in each case, will hold office until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

        Effect of the Merger on Capital Stock.    At the Effective Time:

  •
  each share of capital stock of the Offeror issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

  •
  each Excluded Share issued and outstanding immediately prior to the Effective Time will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor; and

  •
  each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and any Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted automatically into and will thereafter represent only the right to receive the Offer Price.

        The Merger Agreement provides that, if at any time prior to the Effective Time, any change in the outstanding Shares occurs by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during the period between the execution of the Merger Agreement and Effective Time, or any similar transaction or event, the Offer Price will be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

        Treatment of Equity Awards.    The Merger Agreement provides that, except as otherwise expressly agreed in writing with the holder of the applicable Company Equity Award (as defined below), each Company Equity Award will be treated in the following manner in connection with the Merger:

        Company Options.    As of the Effective Time, each then-outstanding option to purchase Shares (each, a "Company Option"), whether or not then exercisable or vested, will be automatically canceled and the holder thereof will cease to have any rights with respect thereto but will have the right to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter (but in no event later than the date which is the later of (x) seven business days after the Effective Time and (y) the date of Barnes & Noble's first regularly scheduled payroll after the Effective Time), an amount in cash, net of applicable withholding taxes and without interest, equal to (a) the product of (i) the number of Shares subject to such Company Option multiplied by (ii) the Offer Price, minus (b) the aggregate exercise price of such Company Option. Any such Company Option with a per share exercise price that is equal to or greater than the Offer Price will be canceled without any cash payment being made in respect thereof.

        Company Restricted Shares.    As of immediately prior to the Effective Time, each then-outstanding restricted Share of Common Stock issued pursuant to the Company Equity Plan (each a "Company Restricted Share") will be automatically fully vested and, subject to any applicable reduction for withholding, will be treated in the same manner as all other outstanding Shares in the Merger.

        Company RSUs.    Except as provided below, as of the Effective Time, each then-outstanding restricted stock unit issued (other than any Company PSU (as defined below)) pursuant to the Company Equity Plan (each a "Company RSU"), whether or not vested, will be canceled and the holder thereof will cease to have any rights with respect thereto but will have the right to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter (but in no event later than the date which is the later of (x) seven business days after the Effective Time and (y) the date of Barnes & Noble's first regularly scheduled payroll after the Effective Time) an amount in cash, net of applicable withholding taxes and without interest, equal in value to the product of (a) the Offer Price multiplied by (b) the number of Shares underlying all Company RSUs held by such holder immediately prior to the Effective Time (the "Company RSU Consideration");

        Company PSUs.    Except as provided below, as of the Effective Time, each then-outstanding performance-based restricted stock unit issued pursuant to the Company Equity Plan (each, a "Company PSU" and together with the Company Options, the Company Restricted Shares and the Company RSUs, the "Company Equity Awards"), whether or not vested, will be canceled and the holder thereof will cease to have any rights with respect thereto but will have the right to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter (but in no event later than the date which is the later of (x) seven business days after the Effective Time and (y) the date of Barnes & Noble's first regularly scheduled payroll after the Effective Time), an amount in cash, net of applicable withholding taxes and without interest, equal in value to the product of (a) the number of Shares underlying all Company PSUs held by such holder immediately prior to the Effective Time, determined based on the greater of (i) the target level of Shares subject to such Company PSUs and (ii) the number of Company PSUs earned based on performance through the Effective Time, as determined by the Compensation Committee of the Barnes & Noble Board immediately prior to the Effective Time, multiplied by (b) the Offer Price (the "Company PSU Consideration"); and

        Pursuant to the Merger Agreement, any Company RSUs and Company PSUs granted after the date of the Original Merger Agreement will vest no earlier than immediately prior to the Effective Time on a prorated basis (based on the amount of time lapsed from the grant date to the Effective Time and target level of Shares for Company PSUs) and the holder thereof will be entitled to receive the Company RSU Consideration or Company PSU Consideration, as applicable, for such vested portion of the Company RSUs and Company PSUs. The remaining portion of such Company RSUs and Company PSUs will be forfeited and cancelled immediately prior to the Effective Time without any payment therefor.

        Pursuant to the Merger Agreement, Barnes & Noble agreed that, at or prior to the consummation of the Offer, the Barnes & Noble Board (or, if appropriate, any committee thereof administering Barnes & Noble's Amended and Restated 2009 Incentive Plan and/or Company Equity Awards) will adopt any resolutions and take any actions that are necessary to effectuate the provisions of the Merger Agreement with respect to the Company Equity Awards.

        Representations and Warranties.    In the Merger Agreement, Barnes & Noble has made customary representations and warranties to Parent and the Offeror with respect to, among other matters:

  •
  organization of Barnes & Noble, standing and power to operate its business;

  •
  capitalization of Barnes & Noble and outstanding Company Equity Awards;

  •
  subsidiaries of Barnes & Noble;

  •
  corporate authorization to consummate the transactions contemplated by the Merger Agreement;

  •
  enforceability of the Merger Agreement;

  •
  governmental authorizations required to consummate the transactions contemplated by the Merger Agreement;

  •
  non-contravention of organizational documents, applicable laws or contracts;

  •
  SEC reports filed by Barnes & Noble;

  •
  financial statements and internal controls;

  •
  Barnes & Noble's and its subsidiaries' liabilities;

  •
  absence of certain changes (including the absence of a Company Material Adverse Effect (as defined below)) since April 29, 2018;

  •
  certain litigation involving Barnes & Noble and its subsidiaries;

  •
  compliance with applicable laws and permits;

  •
  real property owned and leased by Barnes & Noble or its subsidiaries;

  •
  taxes;

  •
  Barnes & Noble's employee benefit plans;

  •
  labor relations;

  •
  Barnes & Noble's and its subsidiaries' material contracts;

  •
  insurance;

  •
  no Takeover Law (as defined below) applies to Barnes & Noble in connection with the transactions contemplated by the Merger Agreement;

  •
  fairness opinions of the financial advisors to the Barnes & Noble Board and the Special Committee in connection with the transactions contemplated by the Merger Agreement;

  •
  brokers' fees;

  •
  intellectual property;

  •
  IT systems, data security and privacy; and

  •
  accuracy of information supplied by Barnes & Noble for inclusion in the Schedule TO (and the documents included or incorporated by reference to the Schedule TO).

        Some of the representations and warranties in the Merger Agreement made by Barnes & Noble are qualified, among other things, as to "materiality" or a "Material Adverse Effect" standard. For purposes of the Merger Agreement, "Material Adverse Effect," as it relates to Barnes & Noble and its subsidiaries (a "Company Material Adverse Effect"), means any event, occurrence, fact, condition or change that (a) is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Barnes & Noble and its subsidiaries, taken as a whole; provided, however, that none of the following will be deemed in and of themselves, either alone or in combination, to constitute, nor will any of the following be taken into account (except to the extent contemplated by the proviso at the end of this clause (a)) in determining whether there has been or will be, a Company Material Adverse Effect: (i) general economic, regulatory, legal or tax conditions, including financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets) occurring after the date hereof, (ii) general political or geopolitical conditions or changes therein (including any changes arising out of acts of terrorism or war, cyber attacks, weather conditions or other force majeure events), (iii) financial or security market fluctuations or conditions, (iv) changes in, or events generally affecting, the industries in which Barnes & Noble or any of its subsidiaries operate, (v) any effect arising out of a change or proposed change in GAAP or applicable law, or any authoritative interpretation thereof, (vi) (A) the execution of the Merger Agreement, the identity of, or any facts or circumstances relating specifically and particularly to, Parent, the Offeror, the Sponsors or their respective affiliates, or the announcement, pendency or consummation of the transactions contemplated by the Original Merger Agreement (prior to the date of execution of the Merger Agreement) or the Merger Agreement, including the Offer and the Merger (from and after the date of execution of the Merger Agreement), (B) any actions taken by Barnes & Noble that are expressly required or expressly contemplated by the Original Merger Agreement (prior to the date of execution of the Merger Agreement) or the Merger Agreement (from and after the date of execution of the Merger Agreement), including any actions expressly required or expressly contemplated under the Merger Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under applicable Law, (C) any actions taken by Barnes & Noble with the express written consent of Parent, or (D) any actions omitted to be taken by Barnes & Noble that were expressly prohibited by the Original Merger Agreement (prior to the date of execution of the Merger Agreement) or are expressly prohibited by the Merger Agreement (from and after the date of execution of the Merger Agreement), if Barnes & Noble has requested the consent of Parent to take such action and Parent unreasonably withholds consent thereto, (vii) any changes in the price or trading volume of Shares, (viii) any failure by Barnes & Noble to meet published or unpublished plans, forecasts, projections, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period or (ix) the availability or cost of financing, whether debt, equity or otherwise, to Parent or the Offeror or the Sponsors; provided that the exceptions in the foregoing clauses (vii), (viii) and (ix) will not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein constitutes a "Company Material Adverse Effect"; provided, further, that any event, occurrence, fact, condition or change resulting from the matters described in the foregoing clauses (i) through (v) may be taken into account in determining whether there has been a "Company Material Adverse Effect" to the extent that such impact is disproportionately adverse to Barnes & Noble and its subsidiaries, taken as a whole, relative to other participants in the industries in which Barnes & Noble and its subsidiaries operate; or (b) prevents or materially impairs or delays the ability of Barnes & Noble to perform its obligations under the Merger Agreement or to consummate the Transactions, which cannot be cured by Barnes & Noble prior to the Termination Date.

        Each of Parent and the Offeror has made customary representations and warranties to Barnes & Noble with respect to, among other matters:

  •
  organization, standing and power of Parent and the Offeror;

  •
  capitalization of Parent and the Offeror's ownership of the Offeror;

  •
  corporate authorization to consummate the transactions contemplated by the Merger Agreement;

  •
  enforceability of the Merger Agreement;

  •
  governmental authorizations required to consummate the transactions contemplated by the Merger Agreement;

  •
  non-contravention of organizational documents or applicable laws;

  •
  operations of Parent and the Offeror;

  •
  the Limited Guarantee;

  •
  financing of the transactions contemplated by the Merger Agreement;

  •
  solvency of the Surviving Corporation after giving effect to the transactions contemplated by the Merger Agreement;

  •
  certain litigation involving Parent and its affiliates;

  •
  ownership by Parent, the Offeror or the Sponsors of equity interests in competitors of Barnes & Noble and its subsidiaries;

  •
  absence of arrangements with Barnes & Noble or its subsidiaries, stockholders, directors, officers, employees or affiliates, other than the Support Agreement;

  •
  brokers' fees;

  •
  information supplied by Parent and the Offeror for inclusion in the Schedule 14D-9 to be filed by Barnes & Noble in connection with the transactions contemplated by the Merger Agreement; and

  •
  independent investigation of Barnes & Noble by Parent.

Some of the representations and warranties in the Merger Agreement made by Parent and the Offeror are qualified, among other things, as to "materiality" or a "Material Adverse Effect" standard. For purposes of the Merger Agreement, "Material Adverse Effect," as it relates to Parent and the Offeror (a "Parent Material Adverse Effect"), means any event, occurrence, fact, condition or change, occurring after the date of the Merger Agreement that prevents, materially impairs or materially delays the ability of Parent or the Offeror to consummate the transactions contemplated by the Merger Agreement, which cannot be cured by Parent prior to the Termination Date.

        The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties thereto, and those representations, warranties and covenants should not be relied on by any other person. In addition, those representations, warranties and covenants:

  •
  have been made only for purposes of the Merger Agreement;

  •
  with respect to Barnes & Noble, have been qualified by (i) matters specifically disclosed in any documents filed with or furnished to the SEC by Barnes & Noble since April 27, 2017 and at least two business days prior to the date of the Original Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures set forth in the confidential disclosure letter (the "Company Disclosure Letter") delivered by Barnes & Noble to Parent and the Offeror concurrently with the execution of the Original Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties made by Barnes & Noble in the Merger Agreement;

  •
  will not survive consummation of the Merger;

  •
  have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

  •
  were, in certain instances, made only as of the date they were made in the Original Merger Agreement or the Merger Agreement or such other date as is specified in the Merger Agreement; and

  •
  are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to "materiality" or a "Company Material Adverse Effect," as described above.

Covenants

        Conduct of Business of Barnes & Noble.    The Merger Agreement provides that, from the date of the Original Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, except as expressly contemplated or required by the Merger Agreement, as set forth in the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), Barnes & Noble is required to, and is required to cause its subsidiaries to, use its and their reasonable best efforts to (i) conduct its business in the ordinary course of business consistent with past practice and (ii) maintain and preserve intact its business organization and goodwill and relationships with employees, service providers, material customers, suppliers, licensors, licensees, distributors and other third parties.

        The Merger Agreement also contains specific restrictive covenants as to certain actions taken by Barnes & Noble and its subsidiaries from the date of the Original Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement pursuant to its terms, which provide that, except as expressly contemplated or required by the Merger Agreement, set forth in the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), Barnes & Noble and its subsidiaries will not take certain actions, including, among other things and subject to certain exceptions:

  •
  amending their respective organizational documents;

  •
  (i) authorizing for issuance, issuing, delivering, selling, transferring, assigning, pledging or encumbering or agreeing or committing to issue, deliver, sell, transfer, assign, pledge or encumber any shares of any class of capital stock of or other equity interest in Barnes & Noble or any of its subsidiaries or securities convertible into or exchangeable for, or any options, warrants or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of Barnes & Noble or any of its subsidiaries, other than to direct or indirect wholly owned subsidiaries of Barnes & Noble or the issuance of Common Stock issuable pursuant to Company Equity Awards issued under the Company Equity Plan and outstanding as of the date of the Original Merger Agreement or granted thereafter as permitted under the Merger Agreement, (ii) amending or modifying any term or provision of any outstanding equity securities, or (iii) accelerating the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms applicable to such options, warrants or other rights as of the date of the Original Merger Agreement;

  •
  selling, pledging, disposing of, transferring, leasing, licensing or encumbering, or authorizing the sale, pledge, disposition, transfer, lease, license or encumbrance of, any tangible property or tangible assets of Barnes & Noble or any of its subsidiaries (including any owned or leased real property), other than (i) sales of inventory to customers in the ordinary course of business consistent with past practice, (ii) sales of assets (other than businesses, products or intellectual property) on arms'-length terms to non-affiliates in an amount not to exceed $2,500,000, or (iii) to Barnes & Noble or one of its wholly owned subsidiaries;

  •
  (i) acquiring or agreeing to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any properties or assets constituting a business, or (ii) merging or consolidating with (or engaging in a division with) any other person or adopting a plan of complete or partial liquidation, dissolution, merger, division, consolidation, restructuring, recapitalization or other reorganization of Barnes & Noble or any of its subsidiaries (other than the Merger);

  •
  (i) declaring, setting aside, making or paying any dividend or making any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Barnes & Noble (other than (x) any dividend or distribution by a wholly owned subsidiary of Barnes & Noble to Barnes & Noble or another wholly owned subsidiary of Barnes & Noble or (y) a cash dividend in an amount not to exceed $0.15 per Share paid with respect to Barnes & Noble's fiscal quarter ending July 28, 2019 with a record and payment date consistent with past practice), (ii) reclassifying, combining, splitting, recapitalizing or subdividing any capital stock of Barnes & Noble, or (iii) redeeming, repurchasing, purchasing or otherwise acquiring, directly or indirectly, any capital stock or other equity interests of Barnes & Noble or any of its subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards);

  •
  (i) making any loans, advances or capital contributions to, or investments in, any other person, other than (x) in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate or (y) loans or investments by Barnes & Noble or a wholly owned subsidiary of Barnes & Noble to or in any wholly owned subsidiary of Barnes & Noble, (ii) incurring, assuming or modifying any indebtedness for borrowed money, except indebtedness incurred under Barnes & Noble's existing credit agreement that would not reduce aggregate Availability (as defined in such credit agreement) to an amount below $225,000,000 or (iii) assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (directly or contingently) for the indebtedness or other obligations of another person (other than a guaranty by Barnes & Noble or one of its subsidiaries on behalf of Barnes & Noble or one of its subsidiaries);

  •
  except (other than with respect to contracts with related parties (as determined pursuant to Item 404 of Regulation S-K under the Exchange Act)) in the ordinary course of business consistent with past practice, (i) materially amending, extending, terminating or canceling any material contract other than any amendments or extensions in the ordinary course of business, (ii) waiving, releasing or assigning, in any respect, any material rights under any material contract or (iii) entering into any contract that would constitute a material contract if entered into prior to the date of the Original Merger Agreement;

  •
  except as required by applicable law or the terms of any employee benefit plan of Barnes & Noble, (i) increasing the compensation or benefits of, or making any loans (of money or other property) to, any current or former director, officer, employee, consultant or other service provider, (ii) granting, providing or increasing any bonus, severance, change of control or retention payments or benefits to any current or former director, officer, employee, consultant or other service provider, or granting, issuing or modifying any equity or equity-based awards to any current or former director, officer, employee, consultant or other service provider that may be settled in any capital stock or other equity interests or securities of Barnes & Noble or any of its subsidiaries, (iii) establishing, adopting or entering into any collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, retention or other benefit agreement, plan or arrangement or other Company Plan (as defined in the Merger Agreement) for the benefit of any current or former director, officer, employee, consultant or other service provider, (iv) amending any existing employee benefit plan of Barnes & Noble, (v) accelerating the vesting or enhancing or securing in any way the payment or amount of compensation or benefits (including bonus, severance, change of control or retention payments or benefits) or otherwise accelerating any rights under any employee benefit plan of Barnes & Noble for any current or former director, officer, employee, consultant or other service provider, except as required (without discretion) pursuant to the terms of any employee benefit plan of Barnes & Noble, (vi) hiring or terminating any executive officer or any employee (x) at the Vice President level or above or (y) whose annual compensation exceeds $300,000, other than a termination for "cause" (after notifying Parent) or (vii) engaging or terminating any independent contractor whose annual compensation exceeds $300,000, other than a termination for "cause" (after notifying Parent);

  •
  materially changing Barnes & Noble's method of accounting, except (x) as required by changes in GAAP or Regulation S-X promulgated under the Exchange Act or (y) as may be required by applicable law;

  •
  except as required by applicable law or in the ordinary course of business consistent with past practice, making or changing any material tax election, settling or compromising any material tax liability with any tax authority, surrendering any right to claim a material refund of taxes, consenting to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Barnes & Noble or any of its subsidiaries, or changing any material method of tax accounting;

  •
  making any capital expenditures, except as included in certain budgets set forth in the Company Disclosure Letter or in the ordinary course of business consistent with past practice, provided that Barnes & Noble may not make capital expenditures between the date of the Original Merger Agreement and the Effective Time that exceed, in the aggregate, the total amount of capital expenditures budgeted in such budget for the period between the date of the Original Merger Agreement and the end of the calendar month in which the Closing occurs;

  •
  settling, or offering or propose to settle, any action involving or against Barnes & Noble or any of its subsidiaries (other than stockholder litigation arising with respect to the Merger Agreement and the transactions contemplated thereby, which are governed by the applicable provisions of the Merger Agreement), except settlements involving only monetary payment by Barnes & Noble or any of its subsidiaries in an amount not exceeding $1,000,000 individually or $5,000,000 in the aggregate (excluding amounts paid by insurance and other amounts not paid out-of-pocket by Barnes & Noble);

  •
  (i) waiving, releasing or assigning, in any respect, any material rights under any real property lease, other than in the ordinary course of business consistent with past practice, (ii) extending any real property lease, or (iii) entering into, canceling or terminating (other than terminations in accordance with the terms thereof) any contract that would constitute a real property lease if entered into prior to the date of the Original Merger Agreement; or

  •
  authorizing or entering into any agreement or otherwise making any commitment to take any of, the foregoing actions.

        Conduct of Business of Parent.    From the date of the Original Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, without the prior written consent of Barnes & Noble, Parent and its affiliates are not permitted to enter into any definitive agreements to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any business properties or assets of any person, if the entering into of such definitive agreement or the consummation of the transaction contemplated by such definitive agreement would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, the consent of any regulatory authority necessary for the consummation of the Transactions, including the expiration or termination under any applicable waiting periods under the HSR Act, (ii) increase the risk of any governmental authority seeking or entering an order prohibiting the consummation of the Transactions, or imposing conditions on any such authorization, consent, order or approval of any governmental authority necessary for the consummation of the transactions contemplated by the Merger Agreement or (iii) otherwise delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

        Access to Information.    From the date of the Original Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, upon reasonable prior notice, Barnes & Noble is required to, and is required to cause its subsidiaries and use reasonable best efforts to cause its representatives to, (i) provide to Parent and its officers, directors, employees and representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of Barnes & Noble and each of its subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and (ii) furnish as promptly as reasonably practicable a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a governmental authority, except, with respect to examination reports, as may be restricted by applicable law; provided that Barnes & Noble is not required to disclose any information, in its sole discretion, (x) that it is not legally permitted to disclose or (y) the disclosure of which would violate applicable law or be reasonably likely to cause the loss or waiver of attorney-client or other legal privilege or trade secret protection, provided that Barnes & Noble uses its reasonable best efforts to implement reasonable measures to permit disclosure without such result. Barnes & Noble is entitled to have representatives present at all times during any such inspection, and all such inspections will be subject to Barnes & Noble's reasonable security measures and insurance requirements.

        Confidentiality.    Information disclosed pursuant to the Merger Agreement will be governed under the Confidentiality Agreement, dated as of February 25, 2019, by and between Barnes & Noble and Elliott Advisors (UK) Ltd.

        No Solicitation.    Barnes & Noble is required to, and is required to cause each of its subsidiaries and its and their respective officers, directors and employees to, and must use its reasonable best efforts to cause its other representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any person with respect to any Alternative Transaction Proposal (as defined below) that existed on or prior to the date of the Original Merger Agreement and, with respect to any such person with whom such activities, discussions or negotiations have been terminated, require such person to return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of Barnes & Noble, (ii) promptly terminate access by any person to any physical or electronic data rooms relating to any Alternative Transaction Proposal and (iii) from and after the date of the Original Merger Agreement until the Offer Acceptance Time or, if earlier, the termination of the Merger Agreement in accordance its terms, not, directly or indirectly (A) solicit or initiate, or knowingly induce, facilitate or encourage, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or to knowingly cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal or (C) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal. Notwithstanding the foregoing, Barnes & Noble may seek to clarify the terms and conditions of any proposal or offer to determine whether such inquiry or proposal would reasonably be expected to lead to a Superior Proposal (as defined below) and inform any person making an Alternative Transaction Proposal of the foregoing restrictions.

        Certain of the foregoing restrictions did not apply with respect to Excluded Parties until 11:59 p.m., Eastern Time, on June 13, 2019 (the "Keep-Shop Expiration Time"). An "Excluded Party" means each person or group of persons from whom Barnes & Noble or its representatives received prior to or on May 29, 2019 a bona fide Alternative Transaction Proposal that the Special Committee believes in good faith (after consultation with its outside counsel and financial advisor) is reasonably likely to lead to a Superior Proposal, provided that at any time when a determination as to whether such person is an Excluded Party is required, (i) the members of any such group of persons who were members of such group immediately prior to the date of the Merger Agreement, or their affiliates, constitute at least 75% of the equity financing of such group and (ii) the Special Committee believes in good faith (after consultation with its outside counsel and financial advisor) that the most recent Alternative Transaction Proposal made by such party is or is reasonably likely to lead to a Superior Proposal, provided further that no person or group of persons will constitute an Excluded Party if it or one of its members (x) was, or was a member of, another Excluded Party or (y) engages in discussions with another Excluded Party about its participation with such Excluded Party with respect to an Alternative Transaction Proposal.

        The Merger Agreement further provides that if at any time from and after the date of the Original Merger Agreement and prior to the Offer Acceptance Time, Barnes & Noble or any of its representatives receives a bona fide written Alternative Transaction Proposal, which Alternative Transaction Proposal did not result from any breach of Barnes & Noble's obligations under the Merger Agreement and that the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisor) to be, or to be reasonably likely to lead to, a Superior Proposal, Barnes & Noble and its representatives may:

  •
  enter into a confidentiality agreement containing terms at least as restrictive in all applicable matters as the terms contained in the Confidentiality Agreement with the person or group making the Alternative Transaction Proposal and, following entry into such confidentiality agreement, furnish any non-public information with respect to Barnes & Noble and its subsidiaries to the person or group (and their respective representatives) making such Alternative Transaction Proposal and afford access to the business, properties, assets, books and records of Barnes & Noble or any of its subsidiaries, provided that such information has been previously made available, or is promptly provided to, Parent; and

  •
  engage in in discussions or negotiations with such person or group (and their representatives) with respect to such Alternative Transaction Proposal.

        An "Alternative Transaction Proposal" means any offer, inquiry or proposal, written or oral (whether binding or non-binding and other than an offer, inquiry or proposal by Parent or an affiliate of Parent), relating to an Alternative Transaction.

        An "Alternative Transaction" means any (a) any merger, consolidation, share exchange, share purchase, asset purchase, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction or series of transactions involving Barnes & Noble which would result in any person owning 20% or more of the aggregate outstanding equity securities of Barnes & Noble, (b) any direct or indirect acquisition or purchase, by any person or group of persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of Barnes & Noble, of assets or properties that constitute 20% or more of the fair market value of the assets and properties of Barnes & Noble and its subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of voting securities constituting 20% or more of the aggregate voting power of the outstanding shares of capital stock of Barnes & Noble, or (d) any other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that any sale, transfer or other disposition of Barnes & Noble common stock (other than pursuant to clause (a) above) by the Riggio Stockholders will not be deemed an Alternative Transaction unless the Riggio Stockholders are party to an Alternative Transaction Proposal made by an Excluded Party.

        A "Superior Proposal" means bona fide written Alternative Transaction Proposal which the Special Committee determines in good faith (after consultation with its legal counsel and financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of such Alternative Transaction Proposal and the person making such Alternative Transaction Proposal, (a) is reasonably likely to be consummated on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, (b) to the extent financing is required, such financing is then fully committed, as determined in the reasonable discretion of the Special Committee, (c) is more favorable from a financial point of view to the stockholders of Barnes & Noble than the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement as determined in good faith by the Special Committee and (d) is otherwise on terms that the Special Committee has determined to be superior to the transactions contemplated by the Merger Agreement, including the Offer and the Merger (taking into account any change to the financial terms of the Merger Agreement pursuant to Parent's exercise of its right to negotiate to amend the Merger Agreement, as discussed below; provided that for purposes of the definition of "Superior Proposal", the references to "20%" in the definition of Alternative Transaction Proposal will be deemed to be references to "50%."

        Barnes & Noble is required, as promptly as practicable (and in any event within 24 hours) following its receipt of any Alternative Transaction Proposal, to (i) provide Parent with written notice of such Alternative Transaction Proposal, which notice is required to include a summary of the material terms thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the name of the person or group making such Alternative Transaction Proposal and (ii) provide Parent with all information as is reasonably necessary to keep Parent informed on a current basis of all material oral or written communications regarding, and the status and terms of, any Alternative Transaction Proposal (including any material amendments thereto).

        Except as set forth in the Merger Agreement, neither the Barnes & Noble Board nor any committee thereof is permitted to:

  •
  withdraw, withhold or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw, withhold or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Barnes & Noble Board or any committee thereof that Barnes & Noble stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer, (B) publicly recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal, (C) fail to include in the Schedule 14D-9 a statement to the effect that the Special Committee has recommended that the Barnes & Noble stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer or (D) if an Alternative Transaction Proposal has been publicly disclosed, fail to publicly recommend against any such Alternative Transaction Proposal within 10 business days of the request of Parent and reaffirm the Barnes & Noble Board's recommendation that the Barnes & Noble stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer within such 10 business day period upon such request (provided that Parent may only make one such request with respect to such Alternative Transaction Proposal or with respect to any material amendment thereto) (any such action, a "Company Adverse Recommendation Change"); or

  •
  approve or recommend, or publicly propose to approve or recommend, or allow Barnes & Noble or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or providing for, any Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

Notwithstanding the foregoing, in response to any bona fide written Alternative Transaction Proposal received prior to the Offer Acceptance Time that does not result from a breach of Barnes & Noble's non-solicitation obligations under the Merger Agreement and that the Barnes & Noble Board or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Alternative Transaction Proposal constitutes a Superior Proposal, the Barnes & Noble Board or such committee may make a Company Adverse Recommendation Change or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal (a "Company Acquisition Agreement"), but only if (x) the Barnes & Noble Board or such committee has determined in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change or terminate the merger Agreement and enter into a Company Acquisition Agreement with respect to such Superior Proposal would be reasonably likely to be inconsistent with the directors' fiduciary duties under applicable law and (y) Barnes & Noble has:

  •
  provided Parent four business days' prior written notice, which must state expressly (a) that Barnes & Noble has received a Superior Proposal, (b) the material terms of such Superior Proposal and (c) that Barnes & Noble intends to make a Company Adverse Recommendation Change or to terminate the Merger Agreement and enter into a Company Acquisition Agreement;

  •
  to the extent requested by Parent, engaged (and used its reasonable best efforts to cause its representatives to engage) in good faith negotiations with Parent during such four business day period to amend the Merger Agreement;

  •
  considered in good faith any bona fide offer made by Parent to Barnes & Noble during such four business day period; and

  •
  following the expiration of such four business day period and taking into account any negotiations with, or consideration of any bona fide offers made by Parent during such four business day period, the Barnes & Noble Board or such committee has again made the determination in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors' fiduciary duties under applicable law.

The Merger Agreement further provides that any amendments or other revisions to the financial terms or any other material terms of any Alternative Transaction Proposal that was previously the subject of a notice pursuant to the terms of the Merger Agreement will be deemed to be a new Alternative Transaction Proposal and Barnes & Noble is required to provide a new notice to Parent as provided by the applicable notice period above (but, with respect to any such subsequent notice, the Company Notice Period will be deemed to be three business days).

        The Barnes & Noble Board or any committee thereof may, at any time prior to the Offer Acceptance Time, make an Adverse Recommendation Change in response to an Intervening Event if (x) the Barnes & Noble Board or such committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors' fiduciary duties and (y) Barnes & Noble has:

  •
  provided Parent four business days' prior written notice, which must (a) state that an Intervening Event has occurred, (b) provide a reasonably detailed description of such Intervening Event and

    (c) state that the Barnes & Noble Board intends to make a Company Adverse Recommendation Change;

  •
  to the extent requested by Parent, engaged (and used its reasonable best efforts to cause its representatives to engage) in good faith negotiations with Parent during such four business day period to amend the Merger Agreement in a manner that would obviate the need to make a Company Adverse Recommendation Change;

  •
  considered in good faith any bona fide offer made by Parent to Barnes & Noble during such four business day period; and

  •
  following expiration of such four business day period and taking into account any negotiations with, or consideration of any bona fide offers made by, Parent during such four-business day period, the Barnes & Noble Board or such committee has again made the determination in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors' fiduciary duties.

        "Intervening Event" means any event, occurrence, fact, condition or change occurring or arising after the date of the Merger Agreement that (i) was not known to, or reasonably foreseeable by, the Barnes & Noble Board prior to the execution of the Original Merger Agreement, which event, occurrence, fact, condition or change becomes known to the Barnes & Noble Board prior to the Offer Acceptance Time and (ii) does not relate to (A) an Alternative Transaction Proposal or (B) any (x) changes in the market price or trading volume of Barnes & Noble or (y) Barnes & Noble meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred).

        Nothing set forth in the Merger Agreement will prohibit Barnes & Noble or the Barnes & Noble Board or any committee thereof, including the Special Committee, from (i) taking and disclosing to the Barnes & Noble stockholders any position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act (other than an Adverse Recommendation Change, except to the extent otherwise permitted by the Merger Agreement) or (ii) making any "stop, look and listen" communication to Barnes & Noble's stockholders pursuant to Rule 14d-9(f) under the Exchange Act.

        Anti-Takeover Statutes    Barnes & Noble and Parent have agreed to (i) take all reasonable action necessary to ensure that no "business combination," "control share acquisition," "fair price" or other state takeover statute or similar law (any such law a "Takeover Law") is or becomes applicable to the Merger Agreement or any of the transactions contemplated thereby and (ii) if any Takeover Law becomes applicable to the Merger Agreement or any of the transactions contemplated thereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in the Merger Agreement and otherwise to eliminate or minimize the effect of such law on the Offer, the Merger and the other transactions contemplated by thereby.

        Employees; Benefit Plans.    For a period of one year following the Closing, the employees of Barnes & Noble and its subsidiaries who remain in continuous employment with Barnes & Noble or any of its subsidiaries (the "Company Employees") following the Closing will receive (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the date of the Closing and (ii) employee benefits and other compensation that, in the aggregate, are substantially comparable to the employee benefits (other than defined benefit pension and post-employment medical benefits and long-term incentive, change in control, transaction, retention, equity or equity-based compensation and benefits, except that Parent intends to put in place an equity-based incentive compensation program of a type that is customarily provided by private equity acquirors, with the design, terms, scope and recipients determined by Parent in its sole discretion) provided by or on behalf of Barnes & Noble to such employee immediately prior to the date of the Closing, provided that (x) nothing in the Merger Agreement requires Parent or any of its subsidiaries to continue or adopt any specific plans or to continue the employment of any specific person and (y) Parent or one of its Affiliates will maintain certain company benefit plans for the periods set forth in the applicable plan.

        Parent and Surviving Corporation are required to, for a period following the Closing, maintain a severance pay practice for the benefit of each Company Employee that is no less favorable than the severance pay practice in effect and applicable to such Company Employee immediately prior to the date of the Closing; provided that (x) Company Employees whose severance benefits are subject to an existing employment, severance or similar agreement will not be enlarged or extended and (y) if the termination of any Company Employee occurs following the termination of any such employment, severance or similar agreement and prior to the first anniversary of the Closing, such Company Employee will have the severance benefits provided under the severance pay practice that is in effect that would otherwise have applied to such Company Employee immediately prior to the date of the Closing in the absence of such employment, severance or similar agreement.

        With respect to any annual incentive bonuses that may be payable to Company Employees under Barnes & Noble's annual bonus plan in respect of the fiscal year in which the Closing occurs, Parent or one of its affiliates will assume and pay such bonuses in the ordinary course of business, subject to the performance and service requirements (including service through the applicable payment date) and other terms and conditions of the annual incentive plan established by Barnes & Noble prior to the Closing in compliance with the Merger Agreement.

        Parent will recognize the service of Company Employees with Barnes & Noble or its subsidiaries (or their respective affiliates) prior to the Closing as service with Parent or its affiliates in connection with any employee benefit plans, programs, contracts and arrangements (including 401(k) plans, severance, vacation, sick leave and holiday policies) maintained by Parent and its affiliates which is made available following the Closing by Parent and its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit plan and, to the extent permitted by law, post-employment medical benefit plan). In addition, Parent will cause the Surviving Corporation to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) which is made available to Company Employees following the Closing by Parent or one of its affiliates to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable company benefit plan prior to Closing, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding company benefit plan during the portion of the relevant plan year including the Closing.

        Directors' and Officers' Indemnification and Insurance.    For six years after the Effective Time, Parent will, and Parent will cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and employees of Barnes & Noble and its subsidiaries, and any individuals serving in such capacity at or with respect to other persons (each, an "Indemnified Person") from and against any losses, damages, liabilities, costs, expenses (including reasonable and documented attorneys' fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons' having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware law or any other law or provided under Barnes & Noble's certificate of incorporation or bylaws, each as in effect on the date of the Original Merger Agreement. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the provision of the Merger Agreement referred to in the immediately preceding sentence, Parent will, and will cause the Surviving Corporation to, advance fees, costs and expenses (including reasonable and documented attorneys' fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation. In order to receive such advancement of expenses, the Indemnified Person must provide an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification. For six years after the Effective Time, Parent will cause to be maintained in effect provisions in the Surviving Corporation's certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company's certificate of incorporation and bylaws, each as in effect on the date of entry into the Original Merger Agreement. Also, from and after the Effective Time, Parent must, and must cause the Surviving Corporation and its subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with an Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would materially adversely affect any indemnification right of the Indemnified Person thereunder.

        The Merger Agreement further provides that, in the event of any threatened or actual litigation, claim or proceeding relating to any acts or omissions for which indemnification may be provided under the provisions of the Merger Agreement described in this Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents—The Merger Agreement—Directors' and Officers' Indemnification and Insurance" (each, a "Claim"), (i) Barnes & Noble, Parent and the Indemnified Person will cooperate in the defense of any such Claim and provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may reasonably be requested in connection therewith and (ii) neither Parent nor Barnes & Noble will settle, compromise or consent to the entry of any judgment in any Claim for which indemnification could be sought by such Indemnified Person under the Merger Agreement, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or the Indemnified Person otherwise consents in writing (such consent not to be unreasonably delayed, withheld or conditioned).

        Further, the Merger Agreement requires, prior to the Effective Time, Barnes & Noble to, and if Barnes & Noble is unable to, Parent to cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors' and officer's liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), which D&O Insurance will (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby). In no event will Barnes & Noble or the Surviving Corporation, as the case may be, be required to expend for such D&O Insurance an annual premium in excess of 300% of the premium amount per annum for Barnes & Noble's existing policies. If the aggregate premiums of such D&O Insurance exceed such amount, Barnes & Noble or the Surviving Corporation, as the case may be, will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If the Surviving Corporation for any reason fails to obtain "tail" such insurance policies as of the Effective Time, the Surviving Corporation will continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as with Barnes & Noble's current insurance carrier or with an insurance carrier with the same or better credit rating as Barnes & Noble's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Barnes & Noble's existing policies, or the Surviving Corporation will purchase from the Company's current insurance carrier or from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company's existing policies.

        The Merger Agreement also provides that if Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, the successors and assigns of Parent or the Surviving Corporation, as the case may be, must assume the obligations set forth in the covenant described in this Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents—The Merger Agreement—Directors' and Officers' Indemnification and Insurance." The obligations of Parent, the Surviving Corporation or any successors or assigns under the covenant described in this paragraph continue in full force and effect for a period of six years from the Effective Time (or if later the expiration of all statutes of limitation applicable to any such claim); provided that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of the covenant described in this section will continue in effect until the full and final resolution of such Claim.

        Governmental and Third-Party Approvals.    Pursuant to the Merger Agreement, each of Parent, the Offeror and Barnes & Noble is required to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) preparing and filing, within 10 business days after the date of the Original Merger Agreement (which date the parties subsequently agreed to extend to June 27, 2019), all forms, registrations and notices required to be filed to consummate the transactions contemplated by the Merger Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any governmental authority or other third party, including filings pursuant to the HSR Act or as required by any other governmental authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party, (iii) defending any actions challenging the Merger Agreement or the consummation of the Offer or the Merger, including seeking to have vacated or reversed any order that would restrain, prevent or delay the closing of the Offer or the Merger and (iv) executing and delivering any additional instruments required by applicable law necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement. Each of Parent, the Offeror and Barnes & Noble is required to furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with the Merger Agreement and the transactions contemplated thereby. See Section 15—"Certain Legal Matters; Regulatory Approvals"

under subsection "Antitrust Compliance." The ultimate parent entities of Parent submitted such filings pursuant to the HSR Act on June 25, 2019 and the Company submitted such filings pursuant to the HSR Act on June 26, 2019.

        The Merger Agreement further provides that Barnes & Noble and Parent must keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including using their reasonable best efforts to (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any governmental authority or other third party with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such governmental authority or other third party with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) to the extent reasonably practical, not participate in any meeting with (A) any governmental authority with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (B) any third party (excluding governmental authorities) with respect to any material consent, approval or waiver in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such governmental authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as Barnes & Noble or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

        In addition, if any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any domestic or foreign antitrust or competition law or if any action is instituted (or threatened to be instituted by the United States Federal Trade Commission (the "FTC"), the United States Department of Justice or any other applicable governmental authority under any domestic or foreign antitrust or competition law challenging any of the transactions contemplated by the Merger Agreement, or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement, Parent is required to take any and all actions necessary to resolve any such objections or actions (or threatened actions) so as to permit consummation of the transactions contemplated by the Merger Agreement as soon as reasonably practicable.

        Notwithstanding anything to the contrary, the Merger Agreement provides that Parent will have the right, following consultation with Barnes & Noble and after giving due consideration to its views and acting reasonably and in good faith, to direct all matters with any governmental authority consistent with its obligations thereunder and Parent will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances.

        Public Announcements.    Parent and Barnes & Noble are required to consult with each other before issuing, and to give each other the reasonable opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by the Merger Agreement, and must not issue any such press release or make any such public statement without the prior written consent of the other party (which may not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement. In addition, except for certain exceptions provided in the Merger Agreement, neither party will issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent may not be unreasonably withheld, delayed or conditioned.

        Financing.    The Financing (as defined below), or any alternative financing, is not a condition to the Offer or the Merger. The Merger Agreement provides that Parent must use its reasonable best efforts to arrange the financing contemplated by the Debt Commitment Letter (the "Debt Financing") on terms and conditions not less favorable to Parent than those described in the Debt Commitment Letter (including any "market flex" provisions applicable thereto), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter, (including any "market flex" provisions applicable thereto) or, if available, on other terms that are acceptable to Parent and would not materially and adversely affect the ability of Parent or the Offeror to consummate the Transactions, (ii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Parent and the Offeror in the Debt Commitment Letter that are within their control, (iii) maintain in full force and effect the Debt Commitment Letter in accordance with the terms thereof (subject to Parent's right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Commitment Letter in accordance with the Merger Agreement), (iv) in the event that all conditions in the Debt Commitment Letter have been satisfied, draw down upon and consummate the Debt Financing contemplated by the Debt Commitment Letter at the Offer Closing and (v) take such actions as are reasonably necessary to enforce its rights under the Debt Commitment Letter in the event of a breach by the financing sources. The Merger Agreement provides that Parent must, and must cause its affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the equity financing contemplated by the Equity Commitment Letter (the "Equity Financing" and, together with the Debt Financing, the "Financing"), on the terms and conditions described in the Equity Commitment Letter, including, but not limited to, using reasonable best efforts to (a) maintain in effect the Equity Commitment Letter, (b) satisfy on a timely basis all conditions that are applicable to Parent and its subsidiaries in the Equity Commitment Letter and comply with its obligations thereunder and not take or fail to take, directly or indirectly, any action that would be reasonably expected to prevent or impede or delay the availability or funding of the Equity Financing to Parent at the Offer Closing and (c) diligently and in good faith enforce its rights under the Equity Commitment Letter.

        Parent is required to keep Barnes & Noble informed upon request on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent is required to notify Barnes & Noble promptly, and in any event within two business days after it becomes aware thereof, (i) of any termination of the Debt Commitment Letter or the entry into any material and definitive agreements related to the Debt Financing, (ii) of any material breach or default by any party to any Debt Commitment Letter or definitive agreements related to the Debt Financing of which Parent becomes aware and that would reasonably be expected to adversely affect the availability or amount of the Debt Financing, (iii) of the receipt by Parent of any written notice or other written communication (other than negotiations of the definitive agreements with respect to the Debt Financing) from any debt financing source with respect to any material breach, default, termination or repudiation by any party to any Debt Commitment Letter or any definitive agreement related to the Debt Financing or (iv) if for any reason Parent has concluded in good faith that it will not be able to obtain at the Offer Closing all or any portion of the Debt Financing contemplated by the Debt Commitment Letter and the related fee letters. In addition, Parent must promptly provide Barnes & Noble with copies of all executed definitive agreements with respect to the Debt Financing.

        Parent has the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter that amends the Debt Financing may not, without the prior written consent of Barnes & Noble, (i) reduce the length the commitment period set forth in the Debt Commitment Letter, (ii) reduce the aggregate amount of the Financing such that Parent would not have sufficient cash proceeds to satisfy

Parent's obligations under the Merger Agreement, and to consummate the Transactions and to pay all fees and expenses reasonably expected to be incurred in connection therewith and with the Financing (such amount, the "Required Amount"), (iii) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter or (iv) be reasonably expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        If all or any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any "market flex" provisions that are contained in the fee letters related thereto) (other than as a result of the Offeror's failure to accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer or the failure to satisfy certain of the Offer Conditions), Parent must use its reasonable best efforts to arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources, in an amount such that the aggregate funds that would be available to Parent at the Closing will be equal to at least the Required Amount (the "Alternative Financing"), provided that Parent will not be required to arrange or obtain any Alternative Financing having terms and conditions (including "market flex" provisions) less favorable to Parent than those contained in the Debt Commitment Letter, and provided that any such Alternative Financing may not, without the prior written consent of Barnes & Noble, expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter.

        Prior to the Effective Time, Barnes & Noble is required to use its reasonable best efforts to provide, and is required to use reasonable best efforts to cause its respective representatives to use reasonable best efforts to provide, to Parent (at Parent's sole expense) such cooperation as may be reasonably requested by Parent to assist it in arranging the Debt Financing to the extent customary, in connection with the arrangement of financing similar to the Debt Financing, provided that such requested cooperation does not require Barnes & Noble or any of its Affiliates to (a) engage in any action that would adversely interfere with the business or operations of Barnes & Noble or such affiliate or (b) pay any fee or incur any other liability in connection with the Debt Financing. Subject to the immediately preceding proviso, such cooperation must include: (i) participating in a reasonable number of management and other meetings, presentations, rating agency presentations and due diligence sessions in connection with the Debt Financing, including providing direct contact between senior management and representatives of Barnes & Noble, on the one hand, and the potential lenders and investors for the Debt Financing, on the other hand; (ii) using reasonable best efforts to provide information regarding Barnes & Noble reasonably requested by Parent for its preparation of materials for bank information memoranda, marketing materials, rating agency presentations and similar documents, in each case, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred; (iii) using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements, in each case, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, (iv) using reasonable best efforts to assist in the review of disclosure schedules related to the Debt Financing for completeness and accuracy; (v) using reasonable best efforts in facilitating the pledging of collateral so long as any such documents do not take effect prior to the Effective Time; (vi) to the extent required by the debt financing sources, executing and delivering customary authorization letters to the debt financing sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations); (vii) executing and delivering (A) a notice of prepayment and termination in respect of Barnes & Noble's existing credit agreement within the time periods set forth therein and (B) a certificate of either the principal financial officer or the principal accounting officer of Barnes & Noble certifying the solvency, after giving effect to the transactions contemplated by the Merger Agreement and the Debt Commitment Letter, of Barnes & Noble and its subsidiaries on a consolidated basis;

(viii) furnishing Parent and the debt financing sources promptly with all documentation and information reasonably requested by the debt financing sources under applicable "know your customer" and anti-money laundering rules and regulations; (ix) using reasonable best efforts to (A) furnish Parent and the applicable debt financing sources the most recent field examinations, collateral audits and asset appraisals and surveys of Barnes & Noble and its subsidiaries and (B) take all actions reasonably necessary to permit the debt financing sources upon reasonable request to evaluate and obtain access to the Barnes & Noble's and its subsidiaries' current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto; and (x) furnishing Parent and the debt financing sources, as promptly as practicable, with the certain historical quarterly and annual financial statements and, subject to the limitations contained in the Merger Agreement, using reasonable best efforts to furnish Parent and the debt financing sources with other pertinent information regarding Barnes & Noble and its subsidiaries as may be reasonably requested by Parent in order to consummate the Debt Financing or that is customarily needed for financings of the type contemplated by the Debt Commitment Letter.

        Parent must promptly, upon request by Barnes & Noble, reimburse Barnes & Noble for all reasonable and documented out-of-pocket costs and expenses incurred by Barnes & Noble or any of its affiliates (including reasonable attorneys' fees and accountants' fees) in connection with its cooperation in connection with the Debt Financing. Additionally, Parent has agreed to indemnify and hold harmless Barnes & Noble and its affiliates and its and their respective directors, officers and employees from and against any and all liabilities, losses, damages, claims, fees, costs and expenses (including reasonable and documented attorneys' fees), interest, awards, judgments, fines and penalties suffered or incurred by them in connection with the arrangement and completion of the Debt Financing and any information utilized in connection therewith, except to the extent caused by the bad faith, gross negligence or willful misconduct of Barnes & Noble or any of its affiliates.

        Notification of Certain Matters.    The Merger Agreement requires Parent and Barnes & Noble to give each other prompt notice of: (a) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of Barnes & Noble or Parent, as the case may be, to be untrue or inaccurate at the Closing such that the conditions to the consummation of the Merger set forth in the Merger Agreement would fail to be satisfied; and (b) any failure by Barnes & Noble or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it thereunder such that the conditions to the consummation of the Merger set forth in the Merger Agreement would fail to be satisfied.

        Additionally, Barnes & Noble is required to give Parent prompt notice of any notice or other communication received by Barnes & Noble from any third party, subsequent to the date of the Original Merger Agreement and prior to the Effective Time, alleging any material breach or material default under any material contract, or regarding any consent that is or may be required in connection with the transactions contemplated by the Merger Agreement.

        Transaction Litigation.    The Merger Agreement requires Barnes & Noble to promptly advise Parent of any action commenced after the date of the Original Merger Agreement against Barnes & Noble or any of its directors by any Barnes & Noble stockholder relating to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger ("Transaction Litigation"), and keep Parent reasonably informed on a reasonably current basis regarding any such litigation. Barnes & Noble must give Parent the opportunity to consult in the defense and settlement of any Transaction Litigation and consider in good faith Parent's views with respect to such action and may not settle any such Transaction Litigation without Parent's prior written consent (which may not be unreasonably withheld, conditioned or delayed). Parent is not permitted to enter into any settlement agreement in respect of any Transaction Litigation without the prior written consent of Barnes & Noble, which consent may not be unreasonably conditioned, withheld or delayed.

        Section 16 and Rule 14d-10 Matters.    Prior to the Effective Time, Barnes & Noble and Parent will take all such steps that may be required (to the extent permitted under applicable law) to cause any dispositions of Shares (including securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Barnes & Noble to be exempt under Rule 16b-3 under the Exchange Act.

        Prior to the Offer Acceptance Time, the Compensation Committee of the Barnes & Noble Board to the extent required will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of Barnes & Noble to be approved by the Compensation Committee of the Barnes & Noble Board in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

        Stock Exchange De-listing and De-registration.    Pursuant to the Merger Agreement, Barnes & Noble and Parent will cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and the rules and policies of the NYSE to enable the de-listing from the NYSE and de-registration under the Exchange Act of the Shares as promptly as practicable following the Effective Time.

        Conditions to the Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of Barnes & Noble, Parent and the Offeror to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) of each of the following conditions on or before the Closing:

  (a)
  no law, order or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction being in effect which prohibits, renders illegal or enjoins the consummation of the Merger; and

  (b)
  the Offeror having irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated, and the Offer and Merger may be abandoned at any time prior to the Offer Acceptance Time as follows:

  (a)
  by mutual written consent of Barnes & Noble, Parent and the Offeror;

  (b)
  by either Barnes & Noble or Parent if:

  (i)
  the Offer Acceptance Time has not occurred on or before the Termination Date, provided that a party will not have the right to terminate the Merger Agreement on this basis if such party's breach of the Merger Agreement is the principal cause of or resulted in the failure of the Offer Acceptance Time to occur;

  (ii)
  any governmental authority issues or grants a final, non-appealable order or has taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment of Shares pursuant to the Offer; or

  (iii)
  the Offer (as it may be required to be extended) expires or is terminated or withdrawn in accordance with its terms with each of the Offer Conditions (other than the Minimum Condition) having either been satisfied or waived and the Minimum Condition having not been satisfied, in each case without the acceptance for payment of any Shares thereunder, provided that (i) Parent will not be entitled to terminate on this basis if Parent is obligated to extend the Offer pursuant to the terms of the Merger Agreement and (ii) a party will not have the right to terminate the Merger Agreement on this basis if such party's breach of the Merger Agreement is the principal cause of or resulted in the non-satisfaction of the Minimum Condition;

  (c)
  by Barnes & Noble:

  (i)
  in order to enter into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement;

  (ii)
  provided that Barnes & Noble is not then in material breach of the Merger Agreement, Parent or the Offeror breaches any of its representations or warranties, or fails to perform any of its covenants or agreements, contained in the Merger Agreement, which breach or failure to perform would result in Parent not being able to consummate the Offer or the Merger and such breach or failure by is incapable of being cured by the Termination Date or has not been cured within 30 days after written notice thereof to Parent; or

  (iii)
  (i) at the Offer Expiration Time, all of the Offer Conditions have been or remain satisfied or waived, (ii) Barnes & Noble delivers written notice to Parent to such effect and (iii) the Offeror fails to consummate the Offer and the Merger within two business days following delivery of such notice; or

  (d)
  by Parent:

  (i)
  provided that neither Parent nor the Offeror is then in material breach of the Merger Agreement, Barnes & Noble breaches any of its representations or warranties, or fails to perform any of its covenants or agreements, contained in the Merger Agreement which breach or failure to perform would cause the Representations Condition (as defined below) or the Covenants Condition (as defined below) not to be satisfied and such breach or failure by is incapable or being cured by the Termination Date or has not been cured within 30 days after written notice thereof to Parent; or

  (ii)
  an Adverse Recommendation Change has occurred.

        Effect of Termination.    In the event the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and of no effect and the obligations of the parties under the Merger Agreement will terminate, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties thereto, provided that if such termination results from (i) the intentional failure of any party to fulfill a condition to performance of the obligations of any other party or (ii) the willful breach of a material provision of the Merger Agreement by, or fraud on the part of, any party, such party will be fully liable for any damages that are the natural, probable and reasonably foreseeable result of the event that gave rise thereto incurred or suffered by the other parties. Notwithstanding the foregoing, (a) the confidentiality obligations of the parties, (b) the obligations of Parent to reimburse the costs and expenses of Barnes & Noble and its affiliates in connection with the Debt Financing, (c) the obligations of Parent to indemnify Barnes & Noble and its affiliates, and its and their respective directors, officers and employees) for losses incurred in connection with the Debt Financing, (d) the obligations of Barnes & Noble to pay the Company Termination Fee (as defined below) or the Parent Expenses (as defined below), as applicable, and the obligations of Parent to pay the Parent Termination Fee (as defined below), as applicable, and (e) certain other matters, including, among others, the rights of the parties to seek specific performance of the terms of the Merger Agreement by the other party, will remain in full force and effect and survive any termination of the Merger Agreement.

        Fees and Expenses Following Termination.    Under the Merger Agreement, Barnes & Noble has agreed to pay to Parent a one-time fee of $17,500,000 (the "Company Termination Fee") by wire transfer of immediately available funds, in the event that:

  •
  Barnes & Noble terminates the Merger Agreement as described in paragraph (c)(i) above, in which case payment will be made at or prior to such termination;

  •
  Parent, prior to the Offer Acceptance Time, terminates the Merger Agreement as described in paragraph (d)(ii) above, in which case payment will be made as promptly as practicable (and, in any event, within two business days following such termination); or

  •
  Parent or Barnes & Noble terminate the Merger Agreement as described in paragraph (b)(i) or (b)(iii) above, (B) before the date of such termination (or, in the case of a termination pursuant to paragraph (b)(iii) above, prior to the Offer Acceptance Time), an Alternative Transaction Proposal has been made to Barnes & Noble, the Barnes & Noble Board or the Special Committee, or is publicly announced or otherwise becomes publicly known, and (C) within twelve months after the date of termination, Barnes & Noble consummates an Alternative Transaction or enters into a definitive contract with respect to an Alternative Transaction (and such Alternative Transaction is subsequently consummated, whether or not such consummation occurs during such twelve-month period), in which case payment will be made as promptly as practicable (and, in any event, within two business days) after the date on which the last applicable event referenced therein occurs. For purposes of this provision in the Merger Agreement, references in the definition of the term "Alterative Transaction" to the figure "20%" are deemed to be replaced by "50%."

        However, if Barnes & Noble had terminated the Merger Agreement pursuant to paragraph (c)(i) above prior to or at the Keep-Shop Expiration Time to enter into a Company Acquisition Agreement with an Excluded Party, Barnes & Noble would not have been required to pay Parent the Company Termination Fee and instead would have been required to pay to Parent the documented, out-of-pocket expenses incurred by Parent in connection with the Merger Agreement and the Financing up to an aggregate amount of $4,000,000 (the "Parent Expenses").

        Under the Merger Agreement, Parent has agreed to pay to Barnes & Noble a one-time fee of $30,000,000 ("Parent Termination Fee") by wire transfer of immediately available funds within two business days after termination, in the event that Barnes & Noble terminates the Merger Agreement pursuant to paragraph (c)(ii) or (c)(iii) above.

        Subject to Barnes & Noble's right to specific performance (as described below) and its rights to enforce the Equity Commitment Letter and the Limited Guarantee, Barnes & Noble's right to receive the Parent Termination Fee is the sole and exclusive remedy of Barnes & Noble, its subsidiaries and its and their affiliates against Parent, the Offeror and any former, current or future director or indirect equity holder, controlling person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, affiliate, assignee, representative or debt financing source of Parent or the Offeror for any damages suffered as a result of the failure of the Transactions to be consummated, whether at law or equity, in contract, in tort or otherwise.

        Amendment.    The Merger Agreement may be amended, modified or supplemented at any time solely by additional written agreements signed by or on behalf of the parties (including, with respect to Barnes & Noble, upon the approval of the Special Committee), including as the parties determine to be necessary, desirable or expedient to further the purpose of the Merger Agreement or to clarify the intention of the parties, provided that after the Offer Acceptance Time, no amendment may be made that would cause the consideration to be received in the Merger to be in a form different than or in an amount less than the Offer Price. Certain provisions of the Merger Agreement may not be amended, modified or altered in any manner materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

        Specific Performance.    Under the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy at law or in equity.

        Notwithstanding the foregoing, Barnes & Noble is entitled to specific performance to cause Parent to cause the Equity Financing to be funded and Parent's and the Offeror's obligations to cause the Offer Acceptance Time to occur and to effect the Closing if, and only if:

  •
  with respect to the consummation of the Offer (including the payment of the Offer Price and drawing down the Equity Financing related thereto), all of the Offer Conditions have been and remain satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Offer Acceptance Time) at the time the Offer Acceptance would otherwise have occurred pursuant to the Merger Agreement;

  •
  with respect to the consummation of the Merger, the conditions to the Merger were satisfied (other than those conditions that by their terms are to be satisfied at the Effective Time);

  •
  the Debt Financing has been funded or will be funded at the Offer Closing or at the Closing;

  •
  Barnes & Noble has delivered written notice to Parent that it is ready, willing and able to consummate the Closing (subject to satisfaction of the Offer Conditions and the conditions to the Merger); and

  •
  the Offeror fails to consummate the Merger within two business days following Barnes & Noble's delivery of such notice.

        The Limited Guarantee.    Simultaneously with the execution of the Merger Agreement, the Sponsors provided Barnes & Noble with a limited guarantee, which was subsequently amended and restated in its entirety as of June 24, 2019 (the "Limited Guarantee"), pursuant to which each Sponsor, severally and not jointly, guarantees the payment to Barnes & Noble of such Sponsor's pro rata share of (i) the Parent Termination Fee, if and when due under the terms of the Merger Agreement, (ii) Barnes & Noble's right to reimbursement by Parent for costs and expenses incurred by Barnes & Noble or its affiliates in connection with the Debt Financing pursuant to Section 5.14(c) of the Merger Agreement, and (iii) Barnes & Noble's right (and the right of its affiliates, and its and their respective directors, officers and employees) to indemnification by Parent in connection with the Debt Financing pursuant to Section 5.14(e) of the Merger Agreement.

        The foregoing summary and description of the limited guarantee identified above does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

        The Confidentiality Agreement.    Barnes & Noble and Elliott Advisors (UK) Ltd ("Elliott") entered into a confidentiality agreement dated as of February 25, 2019 (the "Confidentiality Agreement"). As a condition to being furnished certain confidential information ("Confidential Information"), Elliott agreed that such Confidential Information will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating, negotiating and consummating a possible consensual transaction between it and Barnes & Noble. The Confidentiality Agreement contains customary standstill provisions that last until the earlier of (x) the date that is one day after Barnes & Noble's 2019 annual meeting of shareholders and (y) October 31, 2019, provided that Elliott may make confidential proposals to the Barnes & Noble Board (or any committee thereof) regarding a potential merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or similar extraordinary transaction (but only if such proposal does not require public disclosure by Barnes & Noble or Elliott). The standstill provisions terminated upon Barnes & Noble's entry into the Merger Agreement. The Confidentiality Agreement expires 18 months after the date of the Confidentiality Agreement.

        The foregoing summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.

12.  Sources and Amount of Funds

        The Offeror estimates that it will need approximately $745 million to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance certain existing indebtedness of Barnes & Noble at the Effective Time and to pay certain fees and expenses related to the Transactions. The Offeror has received (i) a commitment from certain lenders to provide a $700.0 million asset-based revolving credit (the "Revolving ABL Facility") and (ii) a commitment from certain lenders to provide a $125.0 million "first-in, last-out" asset-based revolving credit facility (the "FILO Facility" and, together with the Revolving ABL Facility, the "Senior Secured Facility"). Subject to certain conditions, the Debt Financing will be made available to the Offeror to finance the Offer and the Merger, refinance certain of Barnes & Noble's existing indebtedness, pay related fees and expenses incurred in connection with the Offer and the Merger and the Transactions and to provide for ongoing working capital and for other general corporate purposes of Barnes & Noble and its subsidiaries. In addition, Parent has obtained an Equity Commitment Letter from the Sponsors which provides for each such Sponsor's pro rata commitment of up to $265 million in aggregate of equity financing. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments, which, together with net proceeds of the Debt Financing and available cash of Barnes & Noble and its subsidiaries following the Merger, will be sufficient to pay the Required Amount. The equity and debt financing commitments are subject to certain conditions.

        We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than the Excluded Shares) for cash at the same price per share in the Merger as the Offer Price and (e) we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger.

Debt Financing.

        The Offeror has received the commitment letter, dated June 6, 2019 (the "Debt Commitment Letter") from certain arrangers and lenders (the "Lender Parties") to provide, subject to the satisfaction (or waiver by the Lender Parties) of the conditions set forth therein, to the Offeror, (i) the Revolving ABL Facility in an aggregate principal amount of $700.0 million and (ii) the FILO Facility in an aggregate principal amount of $125.0 million.

        In the event that (a) the Closing does not occur on or before the date that is five business days after the Outside Date (as defined in the Merger Agreement as in effect on June 6, 2019), (b) the Merger Agreement is terminated in accordance with its terms without the funding of the Senior Secured Facility or (c) the Merger is consummated with or without the funding of the Senior Secured Facility, then the Debt Commitment Letter and the commitment of the Lender Parties with respect to the Debt Financing will automatically terminate, unless the Lender Parties, in their discretion, agree to an extension. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document. Each of Parent and the Offeror has agreed to use its reasonable best efforts to consummate the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (including any "market flex" provisions applicable thereto). If any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any "market flex" provisions that are contained in the fee letters related thereto), Parent is required to use its reasonable best efforts to arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources, in an amount such that the aggregate funds that would be available to Parent at the Closing will be equal to at least the Required Amount (the "Alternative Financing"); provided that Parent will not be required to arrange or obtain any Alternative Financing having terms and conditions (including "market flex" provisions) less favorable to Parent than those contained in the Debt Commitment Letter.

        Although the Debt Financing described in this document is not subject to a due diligence or "market out" condition, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available.

        Conditions Precedent to the Debt Commitments.    The availability of the Debt Financing is subject to, among other things:

  •
  consummation of the Offer and the Merger in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereunder by Parent or any of Parent's affiliates party thereto, that are materially adverse to the interests of the Lender Parties (in their capacities as such) without the prior consent of the joint bookrunners thereof;

  •
  the specified acquisition agreement representations and the specified representations contained in the Debt Commitment Letter being true and correct in all material respects;

  •
  since the date of the Original Merger Agreement, there not having occurred and be continuing any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

  •
  on the date of the Closing, after giving effect to the Transactions and the Debt Financing, any indebtedness under Barnes & Noble's existing credit agreement having been repaid in full;

  •
  the Equity Financing having been or, substantially concurrently with the funding of the Debt Financing being made in an amount equal to at least 27.5% of the total pro forma consolidated net debt and equity capitalization of the Offeror and its subsidiaries on the date of the Closing;

  •
  the delivery of certain historical financial statements and financial projections;

  •
  payment of fees and expenses required by the Debt Commitment Letter; and

  •
  execution and delivery of definitive documentation.

        Debt Financing.    The Senior Secured Facility is expected to be comprised of (a) the Revolving ABL Facility with a term of five years and (b) the FILO Facility with a term of five years. Wells Fargo Bank, National Association ("Wells"), BofA Securities, Inc. ("BoA") and any additional bookrunners and lead arrangers appointed pursuant to the terms of the Debt Commitment Letter, if any, will act as joint bookrunners and joint lead arrangers for the Senior Secured Facility.

        Closing Date Availability.    On the date of the Closing, the Lender Parties have committed to make available to the Offeror loan proceeds of up to (a) $125.0 million in respect of the FILO Facility and (b) $375.0 million in respect of the Revolving ABL Facility (exclusive of letter of credit usage), plus, so long as the Offeror meets certain availability thresholds, additional amounts as are necessary for ordinary course working capital purposes (including to refinance any indebtedness incurred for working capital purposes). Additionally, letters of credit may be issued on the Closing in order to backstop or replace letters of credit outstanding on the Closing under any facilities no longer available to Barnes & Noble or any of Barnes & Noble's subsidiaries as of the Closing.

Senior Secured Facility.

        Interest Rate.    Loans under the Senior Secured Facility are expected to bear interest, at the Offeror's option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread.

        Guarantors.    All obligations of the Offeror under the Senior Secured Facility and, at the option of the Offeror, under certain hedging agreements and cash management arrangements will be guaranteed by Parent and each of the existing and future direct and indirect, material wholly owned domestic subsidiaries of the Offeror (subject to customary exceptions).

        Security.    The obligations of the Offeror and the guarantors under the Senior Secured Facility and under certain hedging agreements and cash management arrangements entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis, by a perfected security interest in (a) subject to customary exceptions, substantially all of the present and after-acquired assets of the Offeror and each subsidiary guarantor and (b) all of the equity interests of the Offeror directly held by Parent.

        Other Terms.    The Senior Secured Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Senior Secured Facility will also include customary events of defaults including a change of control.

Equity Financing.

        Parent has received the Equity Commitment Letter, dated as of June 6, 2019, which was subsequently amended and restated in its entirety as of June 24, 2019 (the "Equity Commitment Letter"), pursuant to which each Sponsor committed, severally, and not jointly, subject to the terms and conditions thereof, to provide Parent with equity financing ("Equity Financing" and together with the Debt Financing, the "Financing") in an amount up to its pro rata share of $265 million in the aggregate (the "Aggregate Commitment") solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement, including (i) the acceptance for payment and payment by the Offeror of the Offer Price for all Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Offer Amount"), (ii) the payment of all amounts due under Section 2.8 and Section 2.10 of the Merger Agreement in connection with the Merger (the "Merger Amount") and (iii) the fees and expenses related to the transactions contemplated by the Merger Agreement (collectively, the "Equity Commitment").

        The Sponsors' funding obligations under the Equity Commitment Letter are subject to: (1) the satisfaction and continuing satisfaction in full or waiver by Parent of (a) with respect to the Merger Amount, each of the conditions to Parent's obligations to consummate the Merger contained in the Merger Agreement and (b) with respect to the Offer Amount, each of the Offer Conditions, (2) the substantially concurrent consummation and funding of the Debt Financing or Alternative Financing, as applicable, in full (or the debt financing sources having provided written confirmation that the Debt Financing (or the Alternative Financing, if applicable) will be funded at the closing of the Offer if the Equity Commitment is funded at the closing of the Offer) and (3) the substantially concurrent (a) with respect to the Offer Amount, acceptance for payment by the Offeror of all Shares validly tendered and not validly withdrawn pursuant to the Offer and (b) with respect to the Merger Amount, consummation of the Merger pursuant to the terms of the Merger Agreement.

        The funding obligations under the Equity Commitment Letter with respect to the Equity Commitment will terminate automatically and immediately upon the earliest to occur of:

  •
  the closing of the transactions contemplated by the Merger Agreement (at which time the obligations under the Equity Commitment Letter will be discharged);

  •
  the valid termination of the Merger Agreement in accordance with its terms;

  •
  Barnes & Noble, or any person claiming by, through or for the benefit of Barnes & Noble, receiving payment in full of the Parent Termination Fee pursuant to the Merger Agreement or the Limited Guarantee; or

  •
  the assertion by Barnes & Noble or any of its officers, directors, agents or representatives of any action (of any kind or nature, whether in law or equity) with respect to the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement, the Debt Financing Commitment Letter or any transaction contemplated thereby, other than actions seeking enforcement of (i) Barnes & Noble's right to specific performance, prior to the termination of the Merger Agreement, as a third-party beneficiary under the Equity Commitment Letter (but only if Barnes & Noble is then entitled to specific performance pursuant to Section 8.12(b) of the Merger Agreement), (ii) Barnes & Noble's right to receive the Parent Termination Fee from Parent when required to be paid pursuant to the Merger Agreement, (iii) Barnes & Noble's right to reimbursement by Parent for costs and expenses incurred by Barnes & Noble or its affiliates in connection with the Debt Financing pursuant to Section 5.14(c) of the Merger Agreement, (iv) Barnes & Noble's right (and the right of its affiliates, and its and their respective directors, officers and employees) to indemnification by Parent for losses incurred in connection with the Debt Financing pursuant to Section 5.14(e) of the Merger Agreement, (v) Barnes & Noble's rights against the Sponsors under the Limited Guarantee and (vi) Barnes & Noble's rights pursuant to the Confidentiality Agreement.

        Barnes & Noble is a third-party beneficiary of the Equity Commitment Letter for the limited purpose of causing the Equity Financing to be funded, but only if Barnes & Noble is entitled to specific performance pursuant to Section 8.12(b) of the Merger Agreement and subject to the terms and conditions set forth in the Equity Commitment Letter.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and which is incorporated herein by reference.

13.  Conditions of the Offer

        Capitalized terms used in this Section 13—"Conditions of the Offer," but not defined herein have the respective meanings given to them in the Merger Agreement.

        Notwithstanding any other provision of the Merger Agreement or the Offer and in addition to (and not in limitation of) the Offeror's right or obligation to extend and amend the Offer pursuant to the Merger Agreement, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Offeror will not be required to (and Parent will not be required to cause the Offeror to) accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:

  •
  the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" by the "depository," as such terms are defined by Section 251(h)(6) of the DGCL), together with the Shares then owned by the Offeror or its affiliates, not representing at least one Share more than 50% of the then outstanding shares of Shares;

  •
  any waiting period (and any extension thereof) applicable to consummation of the Offer under the HSR Act not having expired or been terminated;

  •
  a law, order or other legal restraint or prohibition having been entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction which prohibits, renders illegal or enjoins the consummation of the Merger or the Offer;

  •
  (i) the representations and warranties of Barnes & Noble contained in Section 3.1 (Organization; Standing and Power), Section 3.2 (Capitalization of the Company), Section 3.4 (Authorization), Section 3.8(a) (Absence of Certain Changes), Section 3.17 (Anti-takeover Statutes) and Section 3.19 (Brokers) of the Merger Agreement not having been or being true and correct in all respects as of the date they were made in the Merger Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty is not true and correct in all respects as of such earlier date), except where the failure of the representations and warranties contained in Section 3.2 of the Merger Agreement to be true and correct would be de minimis and would not have any effect on Barnes & Noble's ability to consummate the transactions contemplated by the Merger Agreement; and (ii) the other representations and warranties of Barnes & Noble contained in the Merger Agreement not having been or being true and correct in all respects as of the date they were made in the Merger Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties are not true and correct in all respects as of such earlier date, and, in the case of the representations and warranties identified in this clause (ii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications), except where all failures of such representations and warranties identified in this clause (ii) to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect (collectively, the "Representations Condition");

  •
  Barnes & Noble having not performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Offer Acceptance Time (the "Covenants Condition");

  •
  since the date of the Original Merger Agreement, there having occurred and be continuing any event, change, effect, development, condition or occurrence that, individually or in the aggregate,

    has had or would reasonably be expected to have a Company Material Adverse Effect (the "MAE Condition");

  •
  Parent and the Offeror having not received a certificate of an executive officer of Barnes & Noble as to the satisfaction of the Representations Condition, the Covenants Condition and the MAE Condition; or

  •
  the Merger Agreement having been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and the Offeror and, other than the Minimum Condition and the Termination Condition, may be waived by Parent and the Offeror in whole or in part at any time and from time to time in their respective sole discretion, in each case subject to the terms and conditions of the Merger Agreement and to the extent permitted by applicable law. The failure by Parent, the Offeror or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14.  Dividends and Distributions

        According to Barnes & Noble's publicly available documents, Barnes & Noble has paid consecutive quarterly cash dividends of $0.15 per Share since the second quarter of fiscal year 2016 through the fourth quarter of fiscal year 2019. On June 7, 2019, Barnes & Noble announced a cash dividend of $0.15 per Share with respect to the first quarter of fiscal year 2020, to be paid on August 2, 2019 to all stockholders of record as of as of July 5, 2019, regardless of whether or when their Shares are tendered or purchased pursuant to the Offer. Under the terms of the Merger Agreement, other than the $0.15 per Share cash dividend with respect to the first quarter of fiscal year 2020, between the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Barnes & Noble is not permitted, without the prior written consent of Parent, to declare, set aside, make or pay any dividend or make any other distribution in respect of any shares of its capital stock other than dividends and distributions by a wholly owned subsidiary of Barnes & Noble to Barnes & Noble or another wholly owned subsidiary of Barnes & Noble. See Section 6—"Price Range of Shares; Dividends" and Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents—The Merger Agreement—Covenants."

15.  Certain Legal Matters; Regulatory Approvals

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and the Offeror's review of publicly available filings by Barnes & Noble with the SEC and other information regarding Barnes & Noble, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Barnes & Noble and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent's and the Offeror's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under "—State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Barnes & Noble; Transaction Documents—The Merger Agreement and Section 13—"Conditions of the Offer."

        Legal Proceedings.    No lawsuits arising out of or relating to the Offer, the Merger or other associated transactions have been filed as of the date of this Offer to Purchase; however, such lawsuits may be filed in the future.

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied.

        It is a condition to the Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extensions of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by the ultimate parent entities of Parent of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the reviewing agency. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional information and documentary material (a "Second Request"), the waiting period with respect to the Transactions would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the reviewing agency terminated the additional waiting period before its expiration. The 10 calendar day waiting period can be extended with the consent of Parent. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with consent of Parent. The reviewing agency may terminate the additional 10-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

        The FTC and the Antitrust Division may scrutinize the legality under U.S. federal antitrust laws of transactions such as the Offeror's proposed acquisition of Barnes & Noble. At any time before or after the Offeror's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, Barnes & Noble, or any of their respective subsidiaries or affiliates, or seeking other conduct relief. At any time before or after consummation of the Transactions, notwithstanding the early termination of the applicable waiting period under the HSR Act, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

        The ultimate parent entities of Parent filed a Premerger Notification and Report Form on June 25, 2019. Barnes & Noble filed a Premerger Notification and Report Form on June 26, 2019.

        State Takeover Laws.    Barnes & Noble is incorporated under the laws of the State of Delaware and would be subject to Section 203 of the DGCL ("Section 203") unless it had effectively opted out in accordance with Section 203(b) of the DGCL. In general, Section 203 prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." Barnes & Noble has represented to us in the Merger Agreement that it has expressly elected not to be governed by Section 203 and that the restrictions set forth therein are inapplicable to Barnes & Noble, the Merger Agreement and the transactions contemplated therein. Moreover, the Barnes & Noble Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on "business combinations" described in Section 203 are therefore inapplicable to the Merger Agreement and the transactions contemplated therein.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Barnes & Noble conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—"Conditions of the Offer."

16.  Appraisal Rights.

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL and do not properly withdraw your appraisal demand or otherwise lose your rights to appraisal under Section 262 of the DGCL, you will be entitled to payment in cash in an amount equal to the "fair value" of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex III to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

  •
  within the later of (i) the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Shares validly tendered in the Offer, and (ii) twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is July 9, 2019), deliver to Barnes & Noble at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares, which demand must reasonably inform Barnes & Noble of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

  •
  not tender such Shares in the Offer; and

  •
  continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the rights of Barnes & Noble's stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex III to the Schedule 14D-9.

        You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17.  Fees and Expenses

        Except as explicitly provided otherwise in the Merger Agreement, whether or not the Transactions are consummated, all expenses will be paid by the party incurring those expenses.

        Notwithstanding the foregoing, the Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.  Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        Parent and the Offeror have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Barnes & Noble—Additional Information."

        No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Barnes & Noble or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Chapters Merger Sub Inc.

July 9, 2019

 SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF
THE OFFEROR, PARENT AND CERTAIN RELATED PERSONS

1.     The Offeror

        The Offeror, a Delaware corporation, was formed on May 30, 2019, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Offeror is 40 West 57th Street, New York, New York 10019. The telephone number at the principal office is (212) 974-6000.

Directors and Executive Officers of the Offeror

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below. The principal office address of each such director and executive officer is 40 West 57th Street, New York, New York 10019. The telephone number at the principal office is (212) 974-6000. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Elliot Greenberg Director and President	Elliot Greenberg is the co-Head of Middle Office for Elliott Management Corporation where he is responsible for global operations and treasury, including trade settlement, account documentation and financing. Elliot also oversees the management of cash, collateral, liquidity risk and counterparty risk. Elliot is a member of the Valuation Committee and has been at the firm since 1984. Prior to joining Elliott, he was an accountant at the firm Laventhol & Horwath. Mr. Greenberg is a graduate of Bentley University, with a B.S. in accounting.
Rajat Bose Vice President and Secretary

Rajat Bose is Head of Documentation for Elliott Management Corporation where he is responsible for negotiating and finalizing documentation pertaining to prime brokerage, term loans, derivatives, futures, options and repos. Rajat has been at the firm since 2002. Prior to joining Elliott, he was a Senior Manager at Ernst & Young (which subsequently became Cap Gemini Ernst & Young). Prior to Ernst & Young, he was with HSBC, and previous to that with Deutsche Bank. Rajat holds an undergraduate degree in Economics from the University of Delhi, India and a post-graduate degree in management from the Indian Institute of Management in Ahmedabad, India.

2.     Parent

        Parent, a Delaware corporation, was formed on May 30, 2019, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The principal office address of Parent is 40 West 57th Street, New York, New York 10019. The telephone number at the principal office is (212) 974-6000.

Directors and Executive Officers of Parent

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below. The principal office address of each such director and executive officer is 40 West 57th Street, New York, New York 10019. The telephone number at the principal office is (212) 974-6000. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Elliot Greenberg Director and President	See above.
Rajat Bose Vice President and Secretary	See above.

Controlling Person of Elliott Associates, L.P.

        Elliott Advisors GP LLC, a Delaware limited liability company ("Elliott Advisors"), Elliott Capital Advisors, L.P., a Delaware limited partnership ("Capital Advisors") and Elliott Special GP, LLC, a Delaware limited liability company ("Special GP"), which are controlled by Paul E. Singer, are the general partners of Elliott Associates, L.P. The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the controlling person of Elliott Associates, L.P. is set forth below. The principal office address of the general partners and the controlling person is 40 West 57th Street, New York, New York 10019. The telephone number at the principal office is (212) 974-6000. The controlling person listed below is a citizen of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Paul E. Singer	Paul E. Singer is the sole managing member of Elliott Advisors, a general partner of Capital Advisors and a managing member of Special GP.

Controlling Person of Elliott International, L.P.

        Hambledon, Inc., a Cayman Islands corporation, which is controlled by Paul E. Singer, is the sole general partner of Elliott International, L.P. The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the controlling person of Elliott International, L.P. is set forth below. The principal office address of the general partner and the controlling person is 40 West 57th Street, New York, New York 10019. The telephone number at the principal office is (212) 974-6000. The controlling person listed below is a citizen of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Paul E. Singer	Paul E. Singer serves as president of the investment manager for Elliott International, L.P.

The Depositary and Paying Agent for the Offer is:

If delivering by overnight courier:	If delivering by mail:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
150 Royall Street, Suite V	P.O. Box 43011
Canton, Massachusetts 02021	Providence, Rhode Island 02940

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (888) 785-6709
Email: info@okapipartners.com